Form 10-K, Exhibit 13
period 2005-12-31
FIRST NATIONAL COMMUNITY BANCORP INC
filed 2006-03-15
CIK 1035976

EXHIBIT 13 – ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Community Bancorp, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First National Community Bancorp, Inc.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated January 23, 2006 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey

January 23, 2006

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share data)	2005	2004
ASSETS
Cash and cash equivalents:
Cash and due from banks	$21,880	$13,653
Federal funds sold	0	1,700
Total cash and cash equivalents	21,880	15,353
Interest-bearing balances with financial institutions	2,178	1,980
Securities:
Available-for-sale, at fair value	228,881	222,282
Held-to-maturity, at cost (fair value $1,648 and $1,542)	1,486	1,486
Federal Reserve Bank and FHLB stock, at cost	7,781	8,063
Loans, net of allowance for credit losses of $7,528 and $7,100	707,248	625,792
Bank premises and equipment	10,620	10,054
Accrued interest receivable	4,992	3,984
Other assets	22,948	18,497
TOTAL ASSETS	$1,008,089	$907,491

LIABILITIES
Deposits:
Demand	$75,351	$58,658
Interest-bearing demand	239,590	217,669
Savings	87,028	86,993
Time ($100,000 and over)	131,635	94,325
Other time	217,062	214,068
Total deposits	750,666	671,713
Borrowed funds	164,105	154,067
Accrued interest payable	3,611	1,534
Other liabilities	5,288	4,454
Total liabilities	$923,670	$831,768

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
Authorized: 50,000,000 shares in 2005 and 20,000,000 in 2004 Issued and outstanding: 12,188,750 shares in 2005 and 11,988,836 shares in 2004	$15,236	$13,624
Additional paid-in capital	46,792	18,671
Retained earnings	22,915	42,398
Accumulated other comprehensive income	(524)	1,030
Total stockholders' equity	84,419	75,723
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,008,089	$907,491

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, (in thousands, except per share data)	2005	2004	2003
INTEREST INCOME
Interest and fees on loans	$42,777	$32,982	$30,738
Interest and dividends on securities:
U.S. Treasury and government agencies	6,078	5,788	6,534
State and political subdivisions	2,839	2,524	2,853
Other securities	1,252	829	455
Total interest and dividends on securities	10,169	9,141	9,842
Interest on balances with financial institutions	70	44	82
Interest on federal funds sold	291	62	43
TOTAL INTEREST INCOME	53,307	42,229	40,705
INTEREST EXPENSE
Interest-bearing demand	3,499	1,605	1,097
Savings	868	599	599
Time ($100,000 and over)	3,863	2,102	2,199
Other time	7,176	6,125	7,278
Interest on borrowed funds	6,951	6,529	6,237
TOTAL INTEREST EXPENSE	22,357	16,960	17,410
Net interest income before provision for credit losses	30,950	25,269	23,295
Provision for credit losses	1,860	1,400	1,200
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	29,090	23,869	22,095
OTHER INCOME
Service charges	2,240	1,929	1,575
Net gain/(loss) on the sale of securities	(250)	846	657
Net gain on the sale of loans	210	499	555
Net gain on the sale of other real estate	14	25	96
Other	1,690	1,490	1,301
TOTAL OTHER INCOME	3,904	4,789	4,184
OTHER EXPENSES
Salaries and employee benefits	9,652	8,692	7,641
Occupancy expense	1,676	1,556	1,471
Equipment expense	1,293	1,257	1,193
Directors Fees	528	468	464
Advertising expense	706	650	575
Data processing expense	1,435	1,309	1,116
Bank shares tax	473	583	410
Other operating expenses	3,180	2,884	2,613
TOTAL OTHER EXPENSES	18,943	17,399	15,483
INCOME BEFORE INCOME TAXES	14,051	11,259	10,796
Provision for income taxes	2,826	1,996	2,159
NET INCOME	$11,225	$9,263	$8,637
EARNINGS PER SHARE:
BASIC	$0.93	$0.78	$0.75
DILUTED	$0.90	$0.75	$0.71

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, (in thousands)	2005	2004	2003

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$53,134	$42,633	$41,847
Fees and commissions received	3,930	3,419	2,876
Interest paid	(20,280)	(17,457)	(17,755)
Cash paid to suppliers and employees	(16,783)	(15,019)	(14,152)
Income taxes paid	(3,750)	(2,189)	(2,759)

NET CASH PROVIDED BY OPERATING ACTIVITIES	16,251	11,387	10,057

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from maturities	5,000	500	500
Proceeds from sales prior to maturity	25,100	67,933	51,282
Proceeds from calls prior to maturity	24,159	33,866	80,258
Purchases	(64,092)	(125,292)	(141,876)
Net (increase)/decrease in interest-bearing bank balances	(198)	693	695
Purchase of bank owned life insurance	(2,500)	(2,500)	0
Net increase in loans to customers	(83,093)	(74,470)	(64,771)
Capital expenditures	(1,869)	(2,489)	(2,740)

NET CASH USED IN INVESTING ACTIVITIES	(97,493)	(101,759)	(76,652)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market demand, NOW accounts, and savings accounts	38,650	62,884	75,846
Net increase/(decrease) in certificates of deposit	40,304	6,759	(14,252)
Net increase in borrowed funds	10,038	13,646	13,513
Proceeds from issuance of common stock net of stock issuance costs	2,626	2,060	1,565
Proceeds from issuance of common stock - Stock Option Plans	664	971	982
Cash dividends paid	(4,513)	(3,885)	(3,267)

NET CASH PROVIDED BY FINANCING ACTIVITIES	87,769	82,435	74,387

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,527	(7,937)	7,792

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	15,353	23,290	15,498

CASH AND CASH EQUIVALENTS AT END OF YEAR	$21,880	$15,353	$23,290

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$11,225	$9,263	$8,637

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion, net	835	931	1,293
Depreciation and amortization	1,303	1,192	1,085
Stock based compensation - stock option plans	248	181	181
Provision for credit losses	1,860	1,400	1,200
Provision for deferred taxes	(758)	(405)	(323)
Loss/(Gain) on sale of securities	250	(846)	(657)
Gain on sale of loans	(210)	(499)	(555)
Gain on sale of other real estate	(14)	(25)	(96)
Increase/(decrease) in interest payable	2,078	(497)	(345)
Increase in accrued expenses and other liabilities	833	1,410	632
Increase in prepaid expenses and other assets	(391)	(192)	(845)
Increase in interest receivable	(1,008)	(526)	(150)

Total adjustments	5,026	2,124	1,420

NET CASH PROVIDED BY OPERATING ACTIVITIES	$16,251	$11,387	$10,057

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2005, 2004 and 2003 (in thousands, except share data)
	COMP-REHEN-SIVE	COMMON STOCK		ADD’L PAID-IN	RETAINED	ACCUMULATED OTHER COMP-REHENSIVE INCOME/
	INCOME	SHARES	AMOUNT	CAPITAL	EARNINGS	(LOSS)	TOTAL
BALANCES, DECEMBER 31, 2002		10,415,352	$13,020	$13,065	$31,920	$4,838	$62,843
Comprehensive Income:
Net income for the year	$8,637				8,637		8,637
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $1,135	(2,860)
Reclassification adjustment for gain or loss included in income (tax effect of $223)	657
Total other comp. loss, net of tax	(2,203)					(2,203)	(2,203)
Comprehensive Income	$6,434
Cash dividends paid, $0.31 per share					(3,267)		(3,267)
Stock based compensation – Stock Option Plans				181			181
Proceeds from issuance of Common Stock- Stock option plans		129,600	162	901	(81)		982
Proceeds from issuance of Common Stock through dividend reinvestment		118,718	148	1,491	(74)		1,565
BALANCES, DECEMBER 31, 2003		10,663,670	$13,330	$15,638	$37,135	$2,635	$68,738
Comprehensive Income:
Net income for the year	$9,263				9,263		9,263
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $826	(2,451)

Reclassification adjustment for gain or loss included in income (tax effect of $288)	846
Total other comp. loss, net of tax	(1,605)					(1,605)	(1,605)
Comprehensive Income	$7,658
Cash dividends paid, $0.36 per share					(3,885)		(3,885)
Stock based compensation – Stock Option Plans				181			181
Proceeds from issuance of Common Stock- Stock option plans		119,500	149	883	(61)		971
Proceeds from issuance of Common Stock through dividend reinvestment		115,772	145	1,969	(54)		2,060
BALANCES, DECEMBER 31, 2004		10,898,942	$13,624	$18,671	$42,398	$1,030	$75,723
Comprehensive Income:
Net income for the year	$11,225				11,225		11,225
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $801	(1,304)

Reclassification adjustment for gain or loss included in income (tax effect of $85)	(250)
Total other comp. loss, net of tax	(1,554)					(1,554)	(1,554)
Comprehensive Income	$9,671
Cash dividends paid, $0.41 per share					(4,513)		(4,513)
Stock based compensation – Stock Option Plans				248			248
Proceeds from issuance of Common Stock- Stock option plans		81,000	101	563			664

Proceeds from issuance of Common Stock through dividend reinvestment	100,740	126	2,500			2,626
10% stock dividend (1,108,068 shares at $23.64 per share)	1,108,068	1,385	24,810	(26,195)		0
BALANCES, DECEMBER 31, 2005	12,188,750	$15,236	$46,792	$22,915	$(524)	$84,419
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies that affect the more significant elements of First National Community Bancorp, Inc.’s (the “company”) financial statements are summarized below. They have been followed on a consistent basis and are in accordance with generally accepted accounting principles and conform to general practice within the banking industry.

NATURE OF OPERATIONS

The company is a registered bank holding company, incorporated under the laws of the state of Pennsylvania. It is the parent company of First National Community Bank (the “bank”) and it’s wholly owned subsidiary FNCB Realty, Inc.

The bank provides a variety of financial services to individuals and corporate customers through its sixteen banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

FNCB Realty, Inc.’s operating activities include the acquisition, holding, and disposition of certain real estate acquired in satisfaction of loan commitments owed by third party debtors to the bank.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First National Community Bancorp, Inc., the bank and it’s wholly owned subsidiary FNCB Realty, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

Investments in the Federal Reserve Bank and FHLB stock are carried at cost due to restrictions on their sale due to regulatory requirements.

OTHER-THAN-TEMPORARY IMPAIRMENT OF SECURITIES

Securities are evaluated on a monthly basis to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the issues for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

LOANS

Loans are stated at face value, net of unamortized loan fees and costs and the allowance for credit losses. Interest on all loans is recognized on the accrual basis, based upon the principal amount outstanding.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when management believes that the collection of interest or principal is doubtful. This is generally when a default of interest or principal has existed for 90 days or more, unless such loan is fully secured and in the process of collection. When the interest accrual is discontinued, interest credited to income in the current year is reversed and the accrual of income from prior years is charged against the allowance for credit losses. Any payments received are applied, first to the outstanding loan amounts, then to the recovery of any charged-off loan amounts. Any excess is treated as a recovery of lost interest.

LOAN IMPAIRMENT

The Bank applies the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, in it’s evaluation of the loan portfolio. SFAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows, net of disposal costs, discounted at the loan’s original effective interest rate. As a practical expedient, impairment may be measured based on the loan’s observable market price or the fair value of the collateral, net of disposal costs, if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

LOAN FEES

Loan origination and commitment fees, as well as certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield. The bank is generally amortizing these amounts over the life of the related loans except for residential mortgage loans, where the timing and amount of prepayments can be reasonably estimated. For these mortgage loans, the net deferred fees are amortized over an estimated average life of 7.5 years. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

OTHER REAL ESTATE (ORE)

Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which the borrower has little or no equity in collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at the lower of cost or fair value (less estimated selling cost for disposal of real estate) at the date actually or constructively received. Costs associated with the repair or improvement of the real estate are capitalized when such costs significantly increase the value of the asset, otherwise, such costs are expensed. An allowance for losses on ORE is maintained for subsequent valuation adjustments on a specific property basis.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Routine maintenance and repair expenditures are expensed as incurred while significant expenditures are capitalized. Depreciation expense is determined on the straight-line method over the following ranges of useful lives:

Buildings and improvements	10 to 40 years
Furniture, fixtures and equipment	3 to 15 years
Leasehold improvements	5 to 30 years

ADVERTISING COSTS

Advertising costs are charged to operations in the year incurred and totaled $706,000, $650,000 and $575,000 in 2005, 2004 and 2003, respectively.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The company and its subsidiaries file a consolidated Federal income tax return. Under tax sharing agreements, each subsidiary provides for and settles income taxes with the company as if they would have filed on a separate return basis.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

NET INCOME PER SHARE

Basic earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Such shares amounted to 12,100,305 in 2005, 11,858,448 in 2004 and 11,581,876 in 2003.

Diluted earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares and options outstanding (the denominator) for the period. Such shares amounted to 12,429,988 in 2005, 12,289,846 in 2004 and 12,085,909 in 2003.

All share and per share information has been adjusted to reflect the retroactive effect of the 10% stock dividend paid on March 31, 2006 and the 100% stock dividends paid on September 30, 2004 and January 31, 2003. Please refer to Note 17 to the financial statements for subsequent event information.

STOCK-BASED COMPENSATION

As of January 1, 2003 the Company adopted SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment to SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to apply the prospective method as permitted by SFAS No. 148. Accordingly all options granted on and after January 1, 2003 are charged against income at their fair value. Those issued prior to adoption are accounted for on the intrinsic method in accordance with Accounting Principles Board Opinion (APB) No. 25.

BANK OWNED LIFE INSURANCE

Bank owned life insurance policies (BOLI) are carried at the cash surrender value of the underlying policies. Income on the investments in the policies, net of insurance costs, is recorded as non-interest income.

SEGMENT REPORTING

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 applies to fiscal years beginning after December 15, 1997.

First National Community Bancorp, Inc. is a one bank holding company operating primarily in northeastern Pennsylvania. The primary purpose of the company is the delivery of financial services within its market by means of a branch network located in Lackawanna and Luzerne counties. Each of the company’s entities are part of the same reporting segment, whose operating results are regularly reviewed by management. Therefore, consolidated financial statements, as presented, fairly reflect the operating results of the financial services segment of our business.

NEW FINANCIAL ACCOUNTING STANDARDS

In January 2003, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors” (“EITF 03-1”), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments, EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, FASB adopted the recommendation of its staff to nullify key parts of EITF 03-1. The staff’s recommendations were to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS 115. The implementation of this guidance had no material impact on the Company’s consolidated financial statements.

On November 3, 2005, the FASB issued FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP nullifies certain requirements of EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The guidance in this FSP amends SFAS Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The FSP is effective for reporting periods beginning after December 15, 2005. The Company intends to adopt this guidance on January 1, 2006.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the accounting and reporting requirements for a change in accounting principle. SFAS No. 154 applies to all voluntary changes in an accounting principle, as well as to changes required by a new accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005 and requires retrospective application to prior periods’ financial statements for most voluntary changes in an accounting principle, unless it is impracticable to do so. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of SFAS No. 154.

In December 2004, the FASB issued Statement No. 123R, “Share Based Payment.” Statement No. 123R revised Statement No. 123, “Accounting for Stock Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement No. 123R will require compensation costs related to share based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), “Share-Based Payment”, providing guidance on option valuation methods, the accounting for income tax effects of share based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption

On April 14, 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule that amends the compliance dates for Statement No. 123R. Under the new rule, the Company is required to adopt SFAS No. 123R in the first annual period beginning after June 15, 2005. The Company does not anticipate any material impact to its financial conditions or results of operations as a result of the adoption of SAB No. 107.

2.	RESTRICTED CASH BALANCES:

The bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2005 was $75,000, which amount was satisfied through the restriction of vault cash.

In addition, the bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 2005, the amount of these balances was $750,000.

3.	SECURITIES:

Securities have been classified in the consolidated financial statements according to management’s intent. The carrying amount of securities and their approximate fair values (in thousands) at December 31 follow:

Available-for-sale Securities:

		Gross	Gross
		Unrealized	Unrealized	Net
	Amortized	Holding	Holding	Carrying
	Cost	Gains	Losses	Value
December 31, 2005
U.S. Treasury securities and obligations of U.S. government agencies	$ 48,586	$ 21	$ 432	$ 48,175
Obligations of state and political subdivisions	61,670	2,208	213	63,665
Collateralized mortgage obligations	48,625	0	1,257	47,368
Mortgage-backed securities	49,693	32	1,043	48,682
Corporate debt securities	20,092	106	190	20,008
Equity securities	1,010	0	27	983
Total	$229,676	$2,367	$3,162	$228,881

December 31, 2004
U.S. Treasury securities and obligations of U.S. government agencies	$ 31,958	$ 6	$ 194	$ 31,770
Obligations of state and political subdivisions	51,627	2,899	57	54,469
Collateralized mortgage obligations	56,937	57	649	56,345
Mortgage-backed securities	61,049	126	470	60,705
Corporate debt securities	19,138	17	172	18,983
Equity securities	10	0	0	10
Total	$220,719	$3,105	$1,542	$222,282

Held-to-maturity Securities:

		Gross	Gross
	Net	Unrealized	Unrealized
	Carrying	Holding	Holding	Fair
	Value	Gains	Losses	Value
December 31, 2005
Obligations of state and political subdivisions	$1,561	$ 87	$ 0	$1,648
Total	$1,561	$ 87	$ 0	$1,648

December 31, 2004
Obligations of state and political subdivisions	$1,486	$ 56	$ 0	$1,542
Total	$1,486	$ 56	$ 0	$1,542

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$15,982	$ 101	$16,779	$ 331	$ 32,761	$ 432
Obligations of state and political subdivisions	11,353	213	0	0	11,353	213
Collateralized mortgage obligations	15,709	291	31,658	966	47,367	1,257
Mortgage-backed securities	24,380	436	22,305	607	46,685	1,043
Corporate debt securities	970	3	7,932	187	8,902	190
Mutual Fund	973	27	0	0	973	27
	$69,367	$1,071	$78,674	$2,091	$148,041	$3,162

Management evaluates securities for other-than-temporary impairment on a monthly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, the ninety-two debt securities with unrealized losses have depreciated 2.1% from their amortized cost basis. The maturities of these securities are guaranteed by either the U.S. Government, government sponsored agencies, other governments or corporations. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, other governments or corporations; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following table shows the amortized cost and approximate fair value of the company's debt securities (in thousands) at December 31, 2005 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
		Net	Net
	Amortized	Carrying	Carrying	Fair
	Cost	Value	Value	Value
Amounts maturing in:
One Year or Less	$ 0	$ 0	$ 0	$ 0
One Year through Five Years	8,748	8,686	0	0
After Five Years through Ten Years	41,729	41,552	0	0
After Ten Years	79,871	81,610	1,561	1,648
Collateralized mortgage obligations	48,624	47,368	0	0
Mortgage-backed Securities	49,694	48,682	0	0
Total	$228,666	$227,898	$1,561	$1,648

Gross proceeds from the sale of securities for the years ended December 31, 2005, 2004, and 2003 were $25,100,000, $67,933,000, and $51,282,000, respectively with the gross realized gains being $102,000, $1,152,000, and $999,000, respectively, and gross realized losses being $352,000, $306,000, and $342,000, respectively.

At December 31, 2005 and 2004, securities with a carrying amount of $168,655,000 and $132,900,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.	LOANS:

Major classifications of loans are summarized as follows (in thousands):

	2005	2004
Real estate loans, secured by residential properties	$111,137	$ 93,888
Real estate loans, secured by nonfarm, nonresidential properties	367,445	308,904
Commercial and industrial loans	132,838	130,937
Loans to individuals for household, family and other personal expenditures	73,217	69,027
Loans to state and political subdivisions	29,971	29,774
All other loans, including overdrafts	168	362
Gross loans	714,776	632,892
Less: Allowance for credit losses	(7,528)	(7,100)
Net loans	$707,248	$625,792

Changes in the allowance for credit losses were as follows (in thousands):

	2005	2004	2003
Balance, beginning of year	$7,100	$6,578	$6,140
Recoveries credited to allowance	590	250	240
Provision for credit losses	1,860	1,400	1,200
TOTAL	9,550	8,228	7,580
Losses charged to allowance	2,022	1,128	1,002
Balance, end of year	$7,528	$7,100	$6,578

Information concerning the bank’s recorded investment in nonaccrual and restructured loans is as follows (in thousands):

	2005	2004
Nonaccrual loans
Impaired	$ 0	$ 0
Other	70	303
Restructured loans	0	0
Total	$ 70	$303

The interest income that would have been earned in 2005, 2004 and 2003 on nonaccrual and restructured loans outstanding at December 31, 2005, 2004 and 2003 in accordance with their original terms approximated $6,000, $42,000 and $65,000. The interest income actually realized on such loans in 2005, 2004 and 2003 approximated $0, $13,000 and $15,000. As of December 31, 2005, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5.	BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows (in thousands):

	2005	2004
Land	$ 3,582	$ 2,513
Buildings	4,622	4,622
Furniture, fixtures and equipment	7,231	6,740
Leasehold improvements	3,733	3,717
Total	19,168	17,592
Less accumulated depreciation	8,548	7,538
Net	$10,620	$10,054

The increase in the capitalized land value represents three properties which were acquired for future branch expansion.

6.	DEPOSITS:

At December 31, 2005 time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows (in thousands):

	Time Deposits $100,000 and Over	Other Time Deposits	Total
2006	$105,050	$109,744	$214,794
2007	11,737	58,244	69,981
2008	6,427	19,415	25,842
2009	4,569	9,368	13,937
2010	2,673	9,577	12,250
2011 and Thereafter	1,179	10,714	11,893
Total	$131,635	$217,062	$348,697

7.	BORROWED FUNDS:

Borrowed funds at December 31, 2005 and 2004 include the following (in thousands):

	2005	2004
Treasury Tax and Loan Demand Note	$ 395	$ 325
Federal Funds Purchased	0	0
Borrowings under Lines of Credit	163,710	153,742
Total	$164,105	$154,067

Federal funds purchased represent primarily overnight borrowings providing for the short-term funding requirements of the company’s banking subsidiary and generally mature within one business day of the transaction. During 2005, the average outstanding balance on these credit lines amounted to $3,926,000 and the average rate paid in 2005 was 3.25%.

The following table presents Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”) advances at their maturity dates (in thousands):

	December 31, 2005
	Amount	Weighted Average Interest Rate
Within one year	$ 36,768	4.30%
After one year but within two years	1,450	4.71
After two years but within three years	27,155	4.89
After three years but within four years	8,777	4.91
After four years but within five years	25,000	4.84
After five years	64,560	4.52
	$163,710	4.61%

The FHLB of Pittsburgh advances include $140 million with fixed rates and $24 million with variable interest rates. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities. In addition, the company is required to purchase stock based upon the amount of advances outstanding.

At December 31, 2005, the company had available from the FHLB of Pittsburgh an open line of credit for $40,758,000 which expires on December 14, 2006. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. In addition, at December 31, 2005, the company had available overnight repricing lines of credit with other correspondent banks totaling $25,000,000 and the Federal Reserve Bank of Philadelphia in the amount of $21,814,000. At December 31, 2005 and 2004, the company had no borrowings outstanding with correspondent banks.

The maximum amount of borrowings outstanding at any month end during the years ended December 31, 2005 and 2004 were $171,730,000 and $163,469,000, respectively.

8.	BENEFIT PLANS:

The bank has a defined contribution profit sharing plan which covers all eligible employees. The bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 2005, 2004 and 2003 amounted to $552,000, $480,000, and $420,000, respectively.

The bank has an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan permits eligible participants to elect to defer a portion of their compensation. At December 31, 2005, elective deferred compensation amounting to $2,419,000 plus $1,454,000 in accrued interest has been included in other liabilities in the accompanying balance sheet.

9.	INCOME TAXES:

The provision for income taxes included in the statement of income is comprised of the following components (in thousands):

	2005	2004	2003
Current	$2,867	$2,401	$2,482
Deferred	(41)	(405)	(323)
TOTAL	$2,826	$1,996	$2,159

The components of the net deferred tax asset, included in other assets, at December 31 are as follows (in thousands):

	2005	2004
Allowance for Credit Losses	$ 2,560	$ 2,414
Deferred Compensation	1,317	1,047
Unrealized Holding Losses on Securities Available-for-Sale	270	0
Stock Based Compensation	201	122
Gross Deferred Tax Asset	4,348	3,583

Unrealized Holding Gains on Securities Available-for-Sale	$ 0	$(531)
Deferred Loan Origination Fees	(170)	(252)
Depreciation	(241)	(367)
Gross Deferred Tax Liability	$(411)	$(1,150)
Deferred Tax Asset Valuation Allowance	0	(56)
Net Deferred Tax Assets	$ 3,937	$ 2,377

The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences (in thousands):

	2005	2004	2003
Provision at Statutory Tax Rates	$4,777	$3,828	$3,671
Add (Deduct):
Tax Effects of Non-Taxable Interest Income	(1,446)	(1,308)	(1,280)
Non-Deductible Interest Expense	178	109	115
Other Items Net	(683)	(633)	(347)
Provision for Income Taxes	$2,826	$1,996	$2,159

The net change in the valuation allowance for deferred tax asset was a decrease of $56,000 in 2005, $84,000 in 2004 and $111,000 in 2003. The changes relate to a decrease in the provision for income taxes to which this valuation relates.

10.	RELATED PARTY TRANSACTIONS:

At December 31, 2005 and 2004, certain officers and directors and/or their affiliates were indebted to the bank in the aggregate amounts of $23,931,000 and $21,477,000. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. During 2005, $82,564,000 of new loans were made and repayments totaled $80,110,000. The bank was also committed under standby letters of credit as described in Note 11.

Deposits from certain officers and directors and/or their affiliates held by the bank at December 31, 2005 and 2004 amounted to $66,361,000 and $62,352,000.

11.	COMMITMENTS:

(a) Leases:

At December 31, 2005, the company was obligated under certain noncancelable operating leases with initial or remaining terms of one year or more. Minimum future obligations under noncancelable operating leases in effect at December 31, 2005 are as follows (in thousands):

	FACILITIES	EQUIPMENT
2006	$ 417	$128
2007	409	111
2008	339	65
2009	98	38
2010	72	27
2011 and thereafter	56	0
Total	$1,391	$369

Total rental expense under operating leases amounted to $542,000 in 2005, $540,000 in 2004, and $490,000 in 2003.

(b) Financial Instruments with Off-Balance Sheet Risk:

The bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such financial instruments include commitments to extend credit and standby letters of credit which involve varying degrees of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

	2005	2004
Commitments to extend credit	$157,909	$131,320
Standby letters of credit	41,840	39,812

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.

Letters of credit and financial guarantees are agreements whereby the company guarantees the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing letters of credit is essentially equal to that in other lending activities.

Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $16,178,000 and $11,833,000 and $2,046,000 and $2,076,000 at December 31, 2005 and 2004, respectively.

(c) Concentration of Credit Risk:

Cash Concentrations: The bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $0 and $1,700,000; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $93,000 and $500,000 as of December 31, 2005 and 2004, respectively.

Loan Concentrations: At December 31, 2005, 29% of the bank’s commercial loan portfolio was concentrated in loans in the following five industries. Substantially all of these loans are secured by first mortgages on commercial properties. Floor plan loans to automobile dealers are secured by a first lien security interest in the vehicle inventories of the dealer.

	In thousands	%
Shopping Centers/Complexes	$36,906	6.5%
Land Subdivision	36,370	6.5
Hotels	32,698	5.8
Restaurants	31,886	5.6
Automobile Dealers	25,853	4.6

(d) Other:

The company is also a party to routine litigation involving various aspects of its business, none of which, in the opinion of management and its legal counsel, is expected to have a material adverse impact on the consolidated financial condition, results of operations or liquidity of the company.

12.	STOCK OPTION PLANS:

On August 30, 2000, the Corporation’s board of directors adopted an Employee Stock Incentive Plan in which options may be granted to key officers and other employees of the Corporation. The aggregate number of shares which may be issued upon exercise of the options under the plan cannot exceed 880,000 shares. Options and rights granted under the plan may be exercised six months after the date the options are awarded and expire ten years after the award date.

The board of directors also adopted on August 30, 2000, the Independent Directors Stock Option Plan for members of the corporation’s board of directors who are not officers or employees of the corporation or its subsidiaries. The aggregate number of shares issuable under the plan cannot exceed 440,000 shares and are exercisable six months from the date the awards are granted and expire three years after the award date.

During the first quarter of calendar 2003, the company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation, effective as of January 1, 2003. Under the prospective method of adoption selected by the company, stock-based compensation cost will be recognized using the fair value method for all awards granted, modified or settled on or after that effective date.

Prior to 2003, the Company measured stock compensation cost using the intrinsic value method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation cost was recognized for stock option awards granted prior to 2003.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model average assumptions:

	Year Ended December 31, 2005
	2005	2004	2003
Dividend yield	1.49%	1.53%	2.18%
Expected life	10 years	10 years	10 years
Expected volatility	25.5%	25.3%	21.8%
Risk-free interest rate	4.67%	4.43%	.96%

A summary of the status of the company’s stock option plans is presented below:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	396,220	$ 9.08	503,800	$ 8.08	569,360	$ 7.18
Granted	28,050	24.14	23,870	20.89	77,000	12.51
Exercised	(89,100)	7.46	(131,450)	7.39	(142,560)	6.89
Forfeited	0		0		0
Outstanding at the end of the year	335,170	$10.78	396,220	$9.08	503,800	$8.08
Options exercisable at year end	307,120	$ 9.56	372,350	$8.33	426,800	$7.28
Weighted average fair value of options granted during the year		$8.86		$7.65		$2.36

Information pertaining to options outstanding at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$6.49-$24.14	335,170	6.9 years	$10.78	307,120	$9.56

13.	REGULATORY MATTERS:

The bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of the Comptroller of the Currency categorized the bank as “Well Capitalized” under the regulatory framework for prompt corrective action. To be categorized as “Well Capitalized” the bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(in thousands)
	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$92,471	11.29%	>$65,547	>8.0%	>$81,934	>10.0%
Tier I Capital (to Risk Weighted Assets)	$84,943	10.37%	>$32,774	>4.0%	>$49,160	>6.0%
Tier I Capital (to Average Assets)	$84,943	8.91%	>$38,141	>4.0%	>$47,676	>5.0%
As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$81,793	11.22%	>$58,294	>8.0%	>$72,868	>10.0%
Tier I Capital (to Risk Weighted Assets)	$74,693	10.25%	>$29,147	>4.0%	>$43,721	>6.0%
Tier I Capital (to Average Assets)	$74,693	8.69%	>$34,369	>4.0%	>$42,961	>5.0%

Banking regulations also limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $21,972,000 at December 31, 2005, subject to the minimum capital ratio requirements noted above.

14.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107 Disclosures about Fair Value of Financial Instruments, (SFAS 107) requires annual disclosure of estimated fair value of on-and off-balance sheet financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and short-term investments:

Cash and short-term investments include cash on hand, amounts due from banks, and federal funds sold. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-bearing balances with financial institutions:

The fair value of these financial instruments is estimated using rates currently available for investments of similar maturities.

Securities:

For securities held for investment purposes, the fair values have been individually determined based on currently quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:

The fair value of loans has been estimated by discounting the future cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:

The fair value of demand deposits, savings deposits, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds:

Rates currently available to the bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the company's financial instruments (in thousands) are as follows:

	December 31, 2005
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 21,880	$ 21,880
Interest-bearing balances with financial institutions	2,178	2,175
Securities	238,223	238,310
Gross Loans	714,776	707,463

FINANCIAL LIABILITIES
Deposits	$750,666	$748,774
Borrowed funds	164,105	163,552

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$385

	December 31, 2004
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 15,353	$ 15,353
Interest-bearing balances with financial institutions	1,980	1,975
Securities	231,831	231,887
Gross Loans	632,892	632,989

FINANCIAL LIABILITIES
Deposits	$671,713	$672,030
Borrowed funds	154,067	156,541

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$322

15.	CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

Condensed parent company only financial information is as follows (in thousands):

Condensed Balance Sheet December 31,	2005	2004
Assets:
Cash	$ 187	$ 381
Investment in Subsidiary (equity method)	84,231	75,342
Total Assets	$84,418	$75,723
Liabilities and Stockholders’ Equity:
Stockholders’ equity	$84,418	$75,723

Condensed Statement of Income for the years ending December 31, 2005, 2004 and 2003	2005	2004	2003
Income:
Dividends from Subsidiary	$ 1,050	$1,025	$ 800
Equity in Undistributed Income of Subsidiary	10,196	8,270	7,861
Total Income	$11,246	$9,295	$8,661
Expenses	21	32	24
Net Income	$11,225	$9,263	$8,637

Condensed Statement of Cash Flows for the years ending December 31, 2005, 2004 and 2003	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$11,225	$9,263	$8,637
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(10,196)	(8,270)	(7,861)
Decrease in other assets	0	0	5
Net Cash Provided by Operating Activities	$ 1,029	$ 993	$ 781
Cash Flows from Financing Activities:
Cash dividends	$(4,513)	$(3,885)	$(3,267)
Proceeds from issuance of common stock net of stock issuance costs	3,290	3,030	2,547
Net Cash Used in Financing Activities	$(1,223)	$(855)	$(720)
Increase (decrease) in Cash	$ (194)	$ 138	$ 61
Cash at Beginning of Year	381	243	182
Cash at End of Year	$ 187	$ 381	$ 243

Non-cash investing and financing activities:

In 1999, the company adopted a dividend reinvestment plan. Shares of stock issued in 2005, 2004 and 2003 were 100,740 shares, 115,772 shares and 118,718 shares, respectively, in lieu of paying cash dividends of $2,626,000 in 2005, $2,060,000 in 2004 and $1,565,000 in 2003.

16.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

In thousands, except per share amounts
	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2005
Interest income	$11,763	$12,702	$13,934	$14,908
Interest expense	4,725	5,235	5,926	6,471
Net interest income	7,038	7,467	8,008	8,437
Provision for credit losses	240	240	390	990
Other income	1,036	912	962	994
Other expenses	4,523	4,611	4,719	5,090
Provision for income taxes	705	748	825	548
Net income	$ 2,606	$ 2,780	$ 3,036	$ 2,803
Earnings per share:
Basic	$0.22	$0.23	$0.25	$0.23

Diluted	$0.21	$0.22	$0.24	$0.23

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2004
Interest income	$10,019	$10,156	$10,685	$11,369
Interest expense	4,049	4,109	4,265	4,537
Net interest income	5,970	6,047	6,420	6,832
Provision for credit losses	225	225	225	725
Other income	1,359	1,401	1,044	985
Other expenses	4,178	4,152	4,307	4,762
Provision for income taxes	595	679	628	94
Net income	$ 2,331	$ 2,392	$ 2,304	$ 2,236
Earnings per share:
Basic	$0.20	$0.20	$0.19	$0.19
Diluted	$0.19	$0.19	$0.19	$0.18

17.	SUBSEQUENT EVENT:

On February 22, 2006, the company’s Board of Directors declared a 10% stock dividend on the company’s outstanding common stock payable on March 31, 2006. As a result of the dividend, all shareholders will receive one additional share of stock for each ten shares owned.

All share and per share information includes the retroactive effect of the 10% stock dividend paid on March 31, 2006.