Form 10-K, Exhibit 13
period 2006-12-31
FIRST NATIONAL COMMUNITY BANCORP INC
filed 2007-03-15
CIK 1035976

EXHIBIT 13 – ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Community Bancorp, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First National Community Bancorp, Inc.'s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2007 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey

March 14, 2007

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share data)	2006	2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$26,418	$21,880
Federal funds sold	2,325	0
Total cash and cash equivalents	28,743	21,880
Interest-bearing balances with financial institutions	0	2,178
Securities:
Available-for-sale, at fair value	261,626	228,881
Held-to-maturity, at cost (fair value $1,819 and $1,648)	1,639	1,561
Federal Reserve Bank and FHLB stock, at cost	7,168	7,781
Loans, net of allowance for credit losses of $7,538 and $7,528	829,121	707,248
Bank premises and equipment	13,671	10,620
Accrued interest receivable	6,127	4,992
Intangible assets	1,739	0
Goodwill	8,134	0
Other assets	26,815	22,948
TOTAL ASSETS	$1,184,783	$1,008,089

LIABILITIES
Deposits:
Demand	$86,375	$75,351
Interest-bearing demand	291,400	239,590
Savings	73,205	87,028
Time ($100,000 and over)	187,884	131,635
Other time	282,109	217,062
Total deposits	920,973	750,666
Borrowed funds	152,872	164,105
Accrued interest payable	6,774	3,611
Other liabilities	7,302	5,288
Total liabilities	$1,087,921	$923,670

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
Authorized: 50,000,000 shares in 2006 and 2005 Issued and outstanding: 12,398,168 shares in 2006 and 12,188,750 shares in 2005	$15,498	$15,236
Additional paid-in capital	52,418	46,792
Retained earnings	29,016	22,915
Accumulated other comprehensive income	(70)	(524)
Total stockholders' equity	96,862	84,419
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,184,783	$1,008,089

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, (in thousands, except per share data)	2006	2005	2004
INTEREST INCOME
Interest and fees on loans	$56,905	$42,777	$32,982
Interest and dividends on securities:
U.S. Treasury and government agencies	6,762	6,078	5,788
State and political subdivisions	3,297	2,839	2,524
Other securities	1,576	1,252	829
Total interest and dividends on securities	11,635	10,169	9,141
Interest on balances with financial institutions	55	70	44
Interest on federal funds sold	73	291	62
TOTAL INTEREST INCOME	68,668	53,307	42,229
INTEREST EXPENSE
Interest-bearing demand	6,453	3,499	1,605
Savings	960	868	599
Time ($100,000 and over)	7,143	3,863	2,102
Other time	10,959	7,176	6,125
Interest on borrowed funds	7,671	6,951	6,529
TOTAL INTEREST EXPENSE	33,186	22,357	16,960
Net interest income before provision for credit losses	35,482	30,950	25,269
Provision for credit losses	2,080	1,860	1,400
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	33,402	29,090	23,869
OTHER INCOME
Service charges	2,645	2,240	1,929
Net gain/(loss) on the sale of securities	(201)	(250)	846
Net gain on the sale of loans	240	210	499
Net gain on the sale of other real estate	297	14	25
Net loss on the sale of other assets	(3)	0	0
Other	1,919	1,690	1,490
TOTAL OTHER INCOME	4,897	3,904	4,789
OTHER EXPENSES
Salaries and employee benefits	10,584	9,652	8,692
Occupancy expense	1,626	1,676	1,556
Equipment expense	1,388	1,293	1,257
Directors fees	600	528	468
Advertising expense	705	706	650
Data processing expense	1,560	1,435	1,309
Bank shares tax	563	473	583
Other operating expenses	3,747	3,180	2,884
TOTAL OTHER EXPENSES	20,773	18,943	17,399
INCOME BEFORE INCOME TAXES	17,526	14,051	11,259
Provision for income taxes	4,017	2,826	1,996
NET INCOME	$13,509	$11,225	$9,263
EARNINGS PER SHARE:
BASIC	$1.10	$0.93	$0.78
DILUTED	$1.07	$0.90	$0.75

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, (in thousands)	2006	2005	2004

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$67,947	$53,134	$42,633
Fees and commissions received	4,580	3,930	3,419
Interest paid	(30,024)	(20,280)	(17,457)
Cash paid to suppliers and employees	(17,821)	(16,783)	(15,019)
Income taxes paid	(4,876)	(3,750)	(2,189)

NET CASH PROVIDED BY OPERATING ACTIVITIES	19,806	16,251	11,387

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from maturities	0	5,000	500
Proceeds from sales prior to maturity	12,375	25,100	67,933
Proceeds from calls prior to maturity	24,638	24,159	33,866
Purchases	(69,149)	(64,092)	(125,292)
Net (increase)/decrease in interest-bearing bank balances	2,178	(198)	693
Investment in statutory trust	(310)	0	0
Purchase of bank owned life insurance	0	(2,500)	(2,500)
Net increase in loans to customers	(125,604)	(83,093)	(74,470)
Capital expenditures	(4,399)	(1,869)	(2,489)
Acquisition of intangible assets	(1,782)	0	0
Acquisition of goodwill	(8,134)	0	0

NET CASH USED IN INVESTING ACTIVITIES	(170,187)	(97,493)	(101,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market demand, NOW accounts, and savings accounts	49,010	38,650	62,884
Net increase/(decrease) in certificates of deposit	121,297	40,304	6,759
Net increase in borrowed funds	(11,233)	10,038	13,646
Proceeds from issuance of common stock net of stock issuance costs	3,324	2,626	2,060
Proceeds from issuance of common stock - Stock Option Plans	628	664	971
Cash dividends paid	(5,776)	(4,513)	(3,885)
Cash paid in lieu of fractional shares	(6)	0	0

NET CASH PROVIDED BY FINANCING ACTIVITIES	157,244	87,769	82,435

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,863	6,527	(7,937)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	21,880	15,353	23,290

CASH AND CASH EQUIVALENTS AT END OF YEAR	$28,743	$21,880	$15,353

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$13,509	$11,225	$9,263

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion, net	413	835	931
Depreciation and amortization	1,388	1,303	1,192
Stock based compensation - stock option plans	310	248	181
Provision for credit losses	2,080	1,860	1,400
Provision for deferred taxes	(619)	(758)	(405)
Loss/(Gain) on sale of securities	201	250	(846)
Gain on sale of loans	(240)	(210)	(499)
Gain on sale of other real estate	(297)	(14)	(25)
Loss on sale of other assets	3	0	0
Increase/(decrease) in interest payable	3,163	2,078	(497)
Increase in accrued expenses and other liabilities	2,014	833	1,410
Increase in prepaid expenses and other assets	(985)	(391)	(192)
Increase in interest receivable	(1,134)	(1,008)	(526)

Total adjustments	6,297	5,026	2,124

NET CASH PROVIDED BY OPERATING ACTIVITIES	$19,806	$16,251	$11,387

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2006, 2005 and 2004 (in thousands, except share data)
	COMP-REHEN-SIVE	COMMON STOCK		ADD’L PAID-IN	RETAINED	ACCUMULATED OTHER COMP-REHENSIVE INCOME/
	INCOME	SHARES	AMOUNT	CAPITAL	EARNINGS	(LOSS)	TOTAL
BALANCES, DECEMBER 31, 2003		10,663,670	$13,330	$15,638	$37,135	$2,635	$68,738
Comprehensive Income:
Net income for the year	$9,263				9,263		9,263
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $826	(2,451)
Reclassification adjustment for gain or loss included in income (tax effect of $288)	846
Total other comp. loss, net of tax	(1,605)					(1,605)	(1,605)
Comprehensive Income	$7,658
Cash dividends paid, $0.33 per share					(3,885)		(3,885)
Stock based compensation – Stock Option Plans				181			181
Proceeds from issuance of Common Stock- Stock option plans		119,500	149	883	(61)		971
Proceeds from issuance of Common Stock through dividend reinvestment		115,772	145	1,969	(54)		2,060
BALANCES, DECEMBER 31, 2004		10,898,942	$13,624	$18,671	$42,398	$1,030	$75,723
Comprehensive Income:
Net income for the year	$11,225				11,225		11,225
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $801	(1,304)

Reclassification adjustment for gain or loss included in income (tax effect of $85)	(250)
Total other comp. loss, net of tax	(1,554)					(1,554)	(1,554)
Comprehensive Income	$9,671
Cash dividends paid, $0.37 per share					(4,513)		(4,513)
Stock based compensation – Stock Option Plans				248			248
Proceeds from issuance of Common Stock- Stock option plans		81,000	101	563			664
Proceeds from issuance of Common Stock through dividend reinvestment		100,740	126	2,500			2,626
10% stock dividend (1,108,068 shares at $23.64 per share)		1,108,068	1,385	24,810	(26,195)		0
BALANCES, DECEMBER 31, 2005		12,188,750	$15,236	$46,792	$22,915	$(524)	$84,419
Comprehensive Income:
Net income for the year	$13,509				13,509		13,509
Other comprehensive income, net of tax:
Unrealized gain on securities available-for-sale, net of deferred income taxes of $234	655

Reclassification adjustment for gain or loss included in income (tax effect of $68)	(201)
Total other comp. income, net of tax	454					454	454
Comprehensive Income	$13,963
Cash dividends paid, $0.48 per share					(5,776)		(5,776)
Stock based compensation – Stock Option Plans				310			310

Proceeds from issuance of Common Stock- Stock option plans	81,100	101	527			628
Proceeds from issuance of Common Stock through dividend reinvestment	123,518	155	3,169			3,324
10% stock dividend (adjustment for new shares and price difference)	4,800	6	1,620	(1,626)		0
Cash paid in lieu of fractional shares				(6)		(6)
BALANCES, DECEMBER 31, 2006	12,398,168	$15,498	$52,418	$29,016	$(70)	$96,862
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies that affect the more significant elements of First National Community Bancorp, Inc.’s (the “company”) financial statements are summarized below. They have been followed on a consistent basis and are in accordance with generally accepted accounting principles and conform to general practice within the banking industry.

NATURE OF OPERATIONS

The company is a registered financial holding company, incorporated under the laws of the state of Pennsylvania. It is the parent company of First National Community Bank (the “bank”) and it’s wholly owned subsidiary FNCB Realty, Inc.

The bank provides a variety of financial services to individuals and corporate customers through its seventeen banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

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

During December 2006 the bank created First National Community Statutory Trust I (“Issuing Trust”) which is wholly owned by the company. The trust purpose is to provide an additional funding source for the company through the issuance of pooled trust preferred securities.

The company has adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 and FIN 46(R), for the issuing trust. Accordingly, this trust has not been consolidated with the accounts of the company.

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

MORTGAGE BANKING ACTIVITIES

When liquidity needs arise, management may from time to time determine that the mortgage loan portfolio provides a ready source of liquidity and elect to sell a portion of the loans which are currently held. At origination, no loans are targeted for immediate sale.

At December 31, 2006, 2005 and 2004, loans serviced for others totaled approximately $88,752,000, $85,844,000 and $81,770,000, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded when earned and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $1,256,000 and $1,159,000 at December 31, 2006 and 2005, respectively.

The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a quarterly basis. At December 31, 2006 mortgage servicing rights totaling $117,000 were included in other assets.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control is surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SERVICING

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternately, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

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

GOODWILL AND INTANGIBLE ASSETS

Intangible assets which are subject to amortization include core deposit premium paid in connection with the bank’s Honesdale branch acquisition during November 2006; and on mortgage servicing rights recorded on the bank’s sale of loans in the secondary market where servicing rights have been retained. Amortization expense associated with these intangible assets is being provided for using the straight-line method over their estimated useful lives of 10 years and 5.7 years, respectively. Intangible assets subject to amortization are periodically reviewed by management for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Intangible assets which are not subject to amortization include goodwill. The cost of goodwill arose from the bank’s Honesdale branch acquisition. Goodwill is reviewed by management for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that its carrying amount exceeds fair value. Management has determined that the carrying value of goodwill has not been impaired at December 31, 2006.

ADVERTISING COSTS

Advertising costs are charged to operations in the year incurred and totaled $705,000, $706,000 and $650,000 in 2006, 2005 and 2004, respectively.

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

NET INCOME PER SHARE

Basic earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Such shares amounted to 12,281,925 in 2006, 12,100,305 in 2005 and 11,858,448 in 2004.

Diluted earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares and options outstanding (the denominator) for the period. Such shares amounted to 12,577,193 in 2006, 12,429,988 in 2005 and 12,289,846 in 2004.

All share and per share information has been adjusted to reflect the retroactive effect of the 10% stock dividend paid March 31, 2006 and the 100% stock dividend paid on September 30, 2004.

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

First National Community Bancorp, Inc. is a one bank financial holding company operating primarily in northeastern Pennsylvania. The primary purpose of the company is the delivery of financial services within its market by means of a branch network located in Lackawanna, Luzerne and Wayne counties. Each of the company’s entities is part of the same reporting segment, whose operating results are regularly reviewed by management. Therefore, consolidated financial statements, as presented, fairly reflect the operating results of the financial services segment of our business.

NEW FINANCIAL ACCOUNTING STANDARDS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155.”) SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006 and is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140,” (“SFAS No. 156”). SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations prescribed by SFAS No. 156. All separately recognized servicing assets and servicing liabilities are to be initially measured at fair value, if practicable, and SFAS No. 156 permits an entity to choose either the amortization method or fair value measurement method for subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The implementation of this requirement is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 157.

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. This guidance is effective for the calendar year ending 2006. In the year of adoption, the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than being included in the current year income statement. The implementation of this requirement had no material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).” For defined benefit post-retirement plans, SFAS 158 requires that the funded status be recognized in the statement of financial position, that assets and obligations that determine funded status be measured as of the end of the employer’s fiscal year, and that changes in funded status be recognized in comprehensive income in the year the changes occur. SFAS 158 does not change the amount of net periodic benefit cost included in net income or address measurement issues related to defined benefit post-retirement plans. The requirement to recognize funded status is effective for fiscal years ending after December 15, 2006. The requirement to measure assets and obligations as of the end of the employer’s fiscal year is effective for fiscal years ending after December 15, 2008. The implementation of this requirement is not expected to have a material impact on the Company’s consolidated financial statements.

2.	RESTRICTED CASH BALANCES:

The bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2006 was $75,000, which amount was satisfied through the restriction of vault cash.

In addition, the bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 2006, the amount of these balances was $750,000.

3.	SECURITIES:

Securities have been classified in the consolidated financial statements according to management’s intent. The carrying amount of securities and their approximate fair values (in thousands) at December 31 follow:

Available-for-sale Securities:

		Gross	Gross
		Unrealized	Unrealized	Net
	Amortized	Holding	Holding	Carrying
	Cost	Gains	Losses	Value
December 31, 2006
U.S. Treasury securities and obligations of U.S. government agencies	$ 59,502	$ 216	$ 371	$ 59,347
Obligations of state and political subdivisions	73,786	1,830	127	75,489
Collateralized mortgage obligations	64,041	194	947	63,288
Mortgage-backed securities	43,315	32	846	42,501
Corporate debt securities	20,078	162	234	20,006
Equity securities	1,010	0	15	995
Total	$261,732	$2,434	$2,540	$261,626

December 31, 2005
U.S. Treasury securities and obligations of U.S. government agencies	$ 48,586	$ 21	$ 432	$ 48,175
Obligations of state and political subdivisions	61,670	2,208	213	63,665
Collateralized mortgage obligations	48,625	0	1,257	47,368
Mortgage-backed securities	49,693	32	1,043	48,682
Corporate debt securities	20,092	106	190	20,008
Equity securities	1,010	0	27	983
Total	$229,676	$2,367	$3,162	$228,881

Held-to-maturity Securities:

		Gross	Gross
	Net	Unrealized	Unrealized
	Carrying	Holding	Holding	Fair
	Value	Gains	Losses	Value
December 31, 2006
Obligations of state and political subdivisions	$1,639	$180	$ 0	$1,819
Total	$1,639	$180	$ 0	$1,819

December 31, 2004
Obligations of state and political subdivisions	$1,561	$ 87	$ 0	$1,648
Total	$1,561	$ 87	$ 0	$1,648

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$16,973	$103	$29,381	$ 268	$ 46,354	$ 371
Obligations of state and political subdivisions	10,650	97	2,774	30	13,424	127
Collateralized mortgage obligations	14,426	41	34,767	906	49,193	947
Mortgage-backed securities	0	0	37,612	846	37,612	846
Corporate debt securities	0	0	8,844	234	8,844	234
Mutual Fund	0	0	985	15	985	15
	$42,049	$241	$114,363	$2,299	$156,412	$2,540

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

At December 31, 2006, the one hundred three debt securities with unrealized losses have depreciated 1.6% from their amortized cost basis. The maturities of these securities are guaranteed by either the U.S. Government, government sponsored agencies, other governments or corporations. Obligations of state and political subdivisions are also guaranteed by underlying insurance which further secures the safety of principal. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, other governments or corporations; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following table shows the amortized cost and approximate fair value of the company's debt securities (in thousands) at December 31, 2006 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
		Net	Net
	Amortized	Carrying	Carrying	Fair
	Cost	Value	Value	Value
Amounts maturing in:
One Year or Less	$ 499	$ 496	$ 0	$ 0
One Year through Five Years	11,441	11,361	0	0
After Five Years through Ten Years	42,634	42,797	0	0
After Ten Years	98,792	100,187	1,639	1,819
Collateralized mortgage obligations	64,041	63,289	0	0
Mortgage-backed Securities	43,315	42,501	0	0
Total	$260,722	$260,631	$1,639	$1,819

Gross proceeds from the sale of securities for the years ended December 31, 2006, 2005, and 2004 were $12,375,000, $25,100,000, and $67,933,000, respectively with the gross realized gains being $30,000, $102,000, and $1,152,000, respectively, and gross realized losses being $231,000, $352,000, and $306,000, respectively.

At December 31, 2006 and 2005, securities with a carrying amount of $201,244,000 and $168,655,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.	LOANS:

Major classifications of loans are summarized as follows (in thousands):

	2006	2005
Real estate loans, secured by residential properties	$151,470	$111,137
Real estate loans, secured by nonfarm, nonresidential properties	415,560	367,445
Commercial and industrial loans	157,837	132,838
Loans to individuals for household, family and other personal expenditures	80,770	73,217
Loans to state and political subdivisions	31,355	29,971
All other loans, including overdrafts	236	168
Gross loans	837,228	714,776
Less: Allowance for credit losses	(7,538)	(7,528)
Unearned discount	(569)	0
Net loans	$829,121	$707,248

Changes in the allowance for credit losses were as follows (in thousands):

	2006	2005	2004
Balance, beginning of year	$7,528	$7,100	$6,578
Recoveries credited to allowance	350	590	250
Provision for credit losses	2,080	1,860	1,400
TOTAL	9,958	9,550	8,228
Losses charged to allowance	2,420	2,022	1,128
Balance, end of year	$7,538	$7,528	$7,100

Information concerning the bank’s recorded investment in nonaccrual and restructured loans is as follows (in thousands):

	2006	2005
Nonaccrual loans
Impaired	$ 0	$ 0
Other	2,299	70
Restructured loans	0	0
Total	$2,299	$ 70

The interest income that would have been earned in 2006, 2005 and 2004 on nonaccrual and restructured loans outstanding at December 31, 2006, 2005 and 2004 in accordance with their original terms approximated $170,000, $6,000 and $42,000. The interest income actually realized on such loans in 2006, 2005 and 2004 approximated $83,000, $0 and $13,000. As of December 31, 2006, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5. SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid balances of mortgage and other loans serviced for others were $88,752,000, $85,844,000 and $81,770,000 at December 31, 2006, 2005 and 2004, respectively.

Mortgage servicing rights in the amount of $132,000 have been capitalized and amortized by the bank for loan originations sold in the secondary market for the year ended December 31, 2006.

The fair value of these rights was $160,000 at December 31, 2006. Fair value has been determined using discount rates ranging from 5.25% to 7.05% and prepayment speeds ranging from 199% to 291%; depending upon the stratification of the specific right. Based upon this fair value, management has determined that no valuation allowance associated with these mortgage servicing rights is necessary at December 31, 2006.

The following summarizes the activity pertaining to mortgage servicing rights for the year ended December 31, 2006 (in thousands):

Mortgage Servicing Rights
Balance, beginning of year	$ 0
Mortgage servicing rights capitalized	132
Mortgage servicing rights amortized	(15)
Provision for loss in fair value	0
Balance, end of year	$ 117

6.	BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows (in thousands):

	2006	2005
Land	$ 4,447	$ 3,582
Buildings	7,248	4,622
Furniture, fixtures and equipment	7,750	7,231
Leasehold improvements	3,736	3,733
Total	23,181	19,168
Less accumulated depreciation	9,510	8,548
Net	$13,671	$10,620

The increase in capitalized values represents the acquisition of land and facilities to be utilized for future expansion. Depreciation and amortization expense amounted to $1,345,000, $1,303,000 and $1,192,000 at December 31, 2006, 2005 and 2004, respectively.

7. GOODWILL AND INTANGIBLES:

In connection with the purchase of the Honesdale branch during 2006, the Company acquired intangible assets of $9,784,000. Of that amount, $1,650,000 is due to core deposit premium subject to periodic amortization over the useful life of 10 years. Goodwill of $8,134,000, which is not subject to amortization, arose in connection with the acquisition.

Following is a summary of non-goodwill intangibles at the end of the year (in thousands):

	December 31, 2006
	Gross Amount	Accumulated Amortization
Intangibles subject to amortization:
Core Deposit	$1,650	$ 28
Mortgage Servicing Rights	132	15
Total	$1,782	$ 43

Amortization expense for 2006 was $43,000; estimated amortization expense for each of the ensuing years through December 31, 2011 is $187,000 per year.

8.	DEPOSITS:

At December 31, 2006 time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows (in thousands):

	Time Deposits $100,000 and Over	Other Time Deposits	Total
2007	$159,408	$181,473	$340,881
2008	14,129	47,581	61,710
2009	5,937	17,854	23,791
2010	2,987	12,261	15,248
2011	5,068	18,424	23,492
2012 and Thereafter	355	4,516	4,871
Total	$187,884	$282,109	$469,993

9.	BORROWED FUNDS:

Borrowed funds at December 31, 2006 and 2005 include the following (in thousands):

	2006	2005
Treasury Tax and Loan Demand Note	$ 267	$ 395
Federal Funds Purchased	0	0
Borrowings under Lines of Credit	141,550	163,710
Obligation under Capitalized Lease	745	0
Junior Subordinated Debentures	10,310	0
Total	$152,872	$164,105

Federal funds purchased represent primarily overnight borrowings providing for the short-term funding requirements of the company’s banking subsidiary and generally mature within one business day of the transaction. During 2006, the average outstanding balance on these credit lines amounted to $8,152,000 and the average rate paid in 2006 was 5.28%.

The following table presents Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”) advances at their maturity dates (in thousands):

	December 31, 2006
	Amount	Weighted Average Interest Rate
Within one year	$ 4,371	5.37%
After one year but within two years	40,132	5.15
After two years but within three years	8,081	5.07
After three years but within four years	25,000	5.04
After four years but within five years	31,000	5.08
After five years	32,966	4.01
	$141,550	4.85%

The FHLB of Pittsburgh advances include $118 million with fixed rates and $24 million with variable interest rates. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities. In addition, the company is required to purchase stock based upon the amount of advances outstanding.

At December 31, 2006 the company had utilized all availability on an open line of credit from the FHLB of Pittsburgh. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. In addition, at December 31, 2006, the company had available overnight repricing lines of credit with other correspondent banks totaling $48,000,000 and the Federal Reserve Bank of Philadelphia in the amount of $6,271,000. At December 31, 2006 and 2005, the company had no borrowings outstanding with correspondent banks.

The maximum amount of borrowings outstanding at any month end during the years ended December 31, 2006 and 2005 were $172,968,000 and $171,730,000, respectively.

At December 31, 2006, the bank is obligated for the payment of an $815,000 lease purchase option payment associated with an Other Real Estate (ORE) property acquired through a transfer in lieu of foreclosure from a defaulting loan customer. This obligation has been discounted to its present value of $744,902 using a discount rate of 5.36%. This discount is being amortized using the interest method through September 10, 2008 when the obligation becomes payable.

On December 14, 2006, First National Community Statutory Trust I (the “Trust”), a trust formed under Delaware law, that is a subsidiary of the Company, issued $10,000,000 of trust preferred securities (the “Trust Securities”) at a variable interest rate of 7.02%, with a scheduled maturity of December 15, 2036. The Company owns all of the common stock of the Trust. The proceeds from the issue were invested in $10,310,000, 7.02% Junior Subordinated Debentures (the “Debenture”) issued by the Company. The interest rate on the Trust Securities and the Debentures will reset quarterly at a spread of 1.67% above the current 3-month Libor rate. The Debentures, which mature December 15, 2036, are unsecured and rank subordinate and junior in right to all indebtedness, liabilities and obligations of the Company. Debentures represent the sole assets of the Trust. Interest on the Trust Securities is deferrable until a period of twenty consecutive quarters has elapsed. The Company has the option, subject to required regulatory approval of the Federal Reserve, to prepay the trust securities beginning December 15, 2011. The Company has, under the terms of the Debenture and the related Indenture, as well as, the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust’s obligations under the Debenture.

At December 31, 2006, accrued and unpaid interest associated with these Debentures amounting to $35,100 has been provided for in the accompanying consolidated financial statements.

The Company has applied FIN 46 and FIN 46(R) to its investment in the Issuer Trust, and as such, it has reflected this investment on a deconsolidated basis. As a result, the junior subordinated debentures issued by the Issuer Trust, totaling $10,310,000 has been reflected in Borrowed Funds in the consolidated balance sheets at December 31, 2006 under the caption “Junior Subordinated Debentures”. The Company records interest expense on the corresponding debentures in its consolidated statement of income. The Company also records its common stock investment issued by First National Community Statutory Trust I in “Other Assets” in its consolidated balance sheets at December 31, 2006.

10.	BENEFIT PLANS:

The bank has a defined contribution profit sharing plan which covers all eligible employees. The bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 2006, 2005 and 2004 amounted to $650,000, $552,000, and $480,000, respectively.

The bank has an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan permits eligible participants to elect to defer a portion of their compensation. At December 31, 2006, elective deferred compensation amounting to $2,873,000 plus $1,926,000 in accrued interest has been included in other liabilities in the accompanying balance sheet.

11.	INCOME TAXES:

The provision for income taxes included in the statement of income is comprised of the following components (in thousands):

	2006	2005	2004
Current	$4,636	$3,584	$2,401
Deferred	(619)	(758)	(405)
TOTAL	$4,017	$2,826	$1,996

The components of the net deferred tax asset, included in other assets, at December 31 are as follows (in thousands):

	2006	2005
Allowance for Credit Losses	$ 2,563	$ 2,560
Deferred Compensation	1,632	1,317
Unrealized Holding Losses on Securities Available-for-Sale	36	270
Stock Based Compensation	304	201
Gross Deferred Tax Asset	$ 4,535	$ 4,348

Deferred Loan Origination Fees	$ (76)	$ (170)
Deferred Intangible Assets	(20)	0
Depreciation	(117)	(241)
Gross Deferred Tax Liability	$ (213)	$ (411)
Net Deferred Tax Assets	$ 4,322	$ 3,937

The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences (in thousands):

	2006	2005	2004
Provision at Statutory Tax Rates	$5,978	$4,777	$3,828
Add (Deduct):
Tax Effects of Non-Taxable Interest Income	(1,627)	(1,446)	(1,308)
Non-Deductible Interest Expense	254	178	109
Stock Options Exercised	(418)	(506)	(289)
Other Items Net	(170)	(177)	(344)
Provision for Income Taxes	$4,017	$2,826	$1,996

12.	RELATED PARTY TRANSACTIONS:

At December 31, 2006 and 2005, certain officers and directors and/or their affiliates were indebted to the bank in the aggregate amounts of $47,710,000 and $23,931,000. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. During 2006, $136,334,000 of new loans were made and repayments totaled $112,555,000. The bank was also committed under standby letters of credit as described in Note 13.

Deposits from certain officers and directors and/or their affiliates held by the bank at December 31, 2006 and 2005 amounted to $122,932,000 and $66,361,000.

13.	COMMITMENTS:

(a) Leases:

At December 31, 2006, the company was obligated under certain noncancelable operating leases with initial or remaining terms of one year or more. Minimum future obligations under noncancelable operating leases in effect at December 31, 2006 are as follows (in thousands):

	FACILITIES	EQUIPMENT
2007	$ 430	$119
2008	361	71
2009	119	42
2010	93	27
2011	47	0
2012 and thereafter	24	0
Total	$1,074	$259

Total rental expense under operating leases amounted to $555,000 in 2006, $542,000 in 2005, and $540,000 in 2004.

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

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

	2006	2005
Commitments to extend credit	$202,895	$157,909
Standby letters of credit	107,276	41,840

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

Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $46,049,000 and $16,178,000 and $37,537,000 and $2,046,000 at December 31, 2006 and 2005, respectively.

(c) Concentration of Credit Risk:

Cash Concentrations: The bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $2,325,000 and $0; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $273,000 and $93,000 as of December 31, 2006 and 2005, respectively.

Loan Concentrations: At December 31, 2006, 41.4% of the bank’s commercial loan portfolio was concentrated in loans in the following six industries. Substantially all of these loans are secured by first mortgages on commercial properties and/or collateral held.

	In thousands	%
Land Subdivision	$81,258	12.6%
Shopping Centers/Complexes	40,285	6.2
Solid Waste Landfills	39,638	6.1
Hotels	37,067	5.7
Casino Hotels	35,000	5.4
General Government	34,826	5.4

(d) Other:

The company is also a party to routine litigation involving various aspects of its business, none of which, in the opinion of management and its legal counsel, is expected to have a material adverse impact on the consolidated financial condition, results of operations or liquidity of the company.

14.	STOCK OPTION PLANS:

On August 30, 2000, the Corporation’s board of directors adopted an Employee Stock Incentive Plan in which options may be granted to key officers and other employees of the Corporation. The aggregate number of shares which may be issued upon exercise of the options under the plan cannot exceed 880,000 shares. Options and rights granted under the plan become exercisable six months after the date the options are awarded and expire ten years after the award date.

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

As more fully described in Note 1 to these financial statements, the Company has adopted SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Accordingly, all options granted after January 1, 2003 have been charged against income at their fair value. Awards granted under the plan vest immediately and the entire expense of the award is recognized in the year of grant. Upon expiration, the cost of the option is reversed and credited to income.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model average assumptions:

	Year Ended December 31, 2005
	2006	2005	2004
Dividend yield	1.67%	1.49%	1.53%
Expected life	10 years	10 years	10 years
Expected volatility	25.6%	25.5%	25.3%
Risk-free interest rate	4.67%	4.67%	4.43%

A summary of the status of the company’s stock option plans is presented below:

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	335,170	$10.78	396,220	$ 9.08	503,800	$ 8.08
Granted	28,050	28.91	28,050	24.14	23,870	20.89
Exercised	(83,350)	7.56	(89,100)	7.46	(131,450)	7.39
Forfeited	0		0		0
Outstanding at the end of the year	279,870	$13.56	335,170	$10.78	396,220	$9.08

Options exercisable at year end	251,820	$11.85	307,120	$ 9.56	372,350	$8.33
Weighted average fair value of options granted during the year		$11.04		$8.86		$7.65

Stock-Based Compensation Expense		$309,672		$248,370		$181,195

Information pertaining to options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$6.49-$28.91	279,870	6.7 years	$13.56	251,820	$11.85

15.	REGULATORY MATTERS:

The bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency categorized the bank as “Well Capitalized” under the regulatory framework for prompt corrective action. To be categorized as “Well Capitalized” the bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(in thousands)
	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$104,586	10.67%	>$78,416	>8.0%	>$98,020	>10.0%
Tier I Capital (to Risk Weighted Assets)	$97,048	9.90%	>$39,208	>4.0%	>$58,812	>6.0%
Tier I Capital (to Average Assets)	$97,048	9.16%	>$42,400	>4.0%	>$53,000	>5.0%
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$92,471	11.29%	>$65,547	>8.0%	>$81,934	>10.0%
Tier I Capital (to Risk Weighted Assets)	$84,943	10.37%	>$32,774	>4.0%	>$49,160	>6.0%
Tier I Capital (to Average Assets)	$84,943	8.91%	>$38,141	>4.0%	>$47,676	>5.0%

Banking regulations also limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $25,599,000 at December 31, 2006, subject to the minimum capital ratio requirements noted above.

16.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

The estimated fair values of the company's financial instruments (in thousands) are as follows:

	December 31, 2006
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 28,743	$ 28,743
Interest-bearing balances with financial institutions	0	0
Securities	270,433	270,613
Gross Loans	836,659	827,915

FINANCIAL LIABILITIES
Deposits	$920,973	$919,834
Borrowed funds	152,872	151,583

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$618

	December 31, 2005
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 21,880	$ 21,880
Interest-bearing balances with financial institutions	2,178	2,175
Securities	238,223	238,310
Gross Loans	714,776	707,463

FINANCIAL LIABILITIES
Deposits	$750,666	$748,774
Borrowed funds	164,105	163,552

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$385

17.	CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

Condensed parent company only financial information is as follows (in thousands):

Condensed Balance Sheet December 31,	2006	2005
Assets:
Cash	$ 694	$ 187
Investment in Statutory Trust	310	0
Investment in Subsidiary (equity method)	106,203	84,231
Total Assets	$107,207	$84,418
Liabilities and Stockholders’ Equity:
Junior Subordinated Debentures	$ 10,310	$ 0
Other liabilities	35	0
Stockholders’ equity	96,862	84,418
Total Liabilities and Stockholders’ Equity	$107,207	$84,418

Condensed Statement of Income for the years ending December 31,	2006	2005	2004
Income:
Dividends from Subsidiary	$ 2,400	$ 1,050	$1,025
Equity in Undistributed Income of Subsidiary	11,207	10,196	8,270
Total Income	$13,607	$11,246	$9,295
Expenses	98	21	32
Net Income	$13,509	$11,225	$9,263

Condensed Statement of Cash Flows for the years ending December 31,	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$13,509	$11,225	$9,263
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(11,207)	(10,196)	(8,270)
Decrease in other assets	35	0	0
Net Cash Provided by Operating Activities	$ 2,337	$ 1,029	$ 993
Cash Flows from Investing Activities:
Investment in capital of subsidiary	$(10,000)	$ 0	$ 0
Investment in statutory trust	(310)	0	0
Net Cash Used in Investing Activities	$(10,310)	$ 0	$ 0
Cash Flows from Financing Activities:
Increase in borrowed funds	$ 10,310	$ 0	$ 0
Cash dividends	(5,776)	(4,513)	(3,885)
Proceeds from issuance of common stock net of stock issuance costs	3,952	3,290	3,030
Cash paid in lieu of fractional shares	(6)	0	0
Net Cash Used in Financing Activities	$8,480	$(1,223)	$(855)
Increase (decrease) in Cash	$ 507	$ (194)	$ 138
Cash at Beginning of Year	187	381	243
Cash at End of Year	$ 694	$ 187	$ 381

Non-cash investing and financing activities:

In 1999, the company adopted a dividend reinvestment plan. Shares of stock issued in 2006, 2005 and 2004 were 123,518 shares, 100,740 shares and 115,772 shares, respectively, in lieu of paying cash dividends of $3,323,000 in 2006, $2,626,000 in 2005 and $2,060,000 in 2004.

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

In thousands, except per share amounts
	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2006
Interest income	$15,363	$16,518	$17,504	$19,283
Interest expense	7,074	7,869	8,545	9,698
Net interest income	8,289	8,649	8,959	9,585
Provision for credit losses	270	270	270	1,270
Other income	1,127	1,104	1,253	1,413
Other expenses	4,929	5,008	4,981	5,855
Provision for income taxes	1,023	1,122	1,250	622
Net income	$ 3,194	$ 3,353	$ 3,711	$ 3,251
Earnings per share:
Basic	$0.26	$0.27	$0.30	$0.27
Diluted	$0.25	$0.27	$0.29	$0.26

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2005
Interest income	$11,763	$12,702	$13,934	$14,908
Interest expense	4,725	5,235	5,926	6,471
Net interest income	7,038	7,467	8,008	8,437
Provision for credit losses	240	240	390	990
Other income	1,036	912	962	994
Other expenses	4,523	4,611	4,719	5,090
Provision for income taxes	705	748	825	548
Net income	$ 2,606	$ 2,780	$ 3,036	$ 2,803
Earnings per share:
Basic	$0.22	$0.23	$0.25	$0.23
Diluted	$0.21	$0.22	$0.24	$0.23