Form 10-K, Exhibit 13
period 2007-12-31
FIRST NATIONAL COMMUNITY BANCORP INC
filed 2008-03-13
CIK 1035976

EXHIBIT 13 – ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Community Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three-years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First National Community Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2008 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey

March 12, 2008

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share data)	2007	2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$24,735	$26,418
Federal funds sold	0	2,325
Total cash and cash equivalents	24,735	28,743
Securities:
Available-for-sale, at fair value	295,727	261,626
Held-to-maturity, at cost (fair value $1,847 and $1,819)	1,722	1,639
Federal Reserve Bank and FHLB stock, at cost	9,081	7,168
Loans, net of allowance for credit losses of $7,569 and $7,538	897,665	829,121
Bank premises and equipment	16,425	13,671
Accrued interest receivable	5,715	6,127
Intangible assets	1,713	1,739
Goodwill	8,134	8,134
Other assets	35,286	26,815
TOTAL ASSETS	$1,296,203	$1,184,783

LIABILITIES
Deposits:
Demand	$79,834	$86,375
Interest-bearing demand	288,879	291,400
Savings	70,379	73,205
Time ($100,000 and over)	176,249	187,884
Other time	330,176	282,109
Total deposits	945,517	920,973
Borrowed funds	227,832	152,872
Accrued interest payable	6,848	6,774
Other liabilities	8,864	7,302
Total liabilities	$1,189,061	$1,087,921

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
Authorized: 50,000,000 shares in 2007 and 2006 Issued and outstanding: 15,746,250 shares in 2007 and 15,497,711 shares in 2006	$19,683	$19,373
Additional paid-in capital	56,490	52,418
Retained earnings	33,159	25,141
Accumulated other comprehensive income	(2,190)	(70)
Total stockholders' equity	107,142	96,862
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,296,203	$1,184,783

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, (in thousands, except per share data)	2007	2006	2005
INTEREST INCOME
Interest and fees on loans	$67,070	$56,905	$42,777
Interest and dividends on securities:
U.S. Treasury and government agencies	9,584	6,762	6,078
State and political subdivisions	3,342	3,297	2,839
Other securities	1,862	1,576	1,252
Total interest and dividends on securities	14,788	11,635	10,169
Interest on balances with financial institutions	0	55	70
Interest on federal funds sold	28	73	291
TOTAL INTEREST INCOME	81,886	68,668	53,307
INTEREST EXPENSE
Interest-bearing demand	8,064	6,453	3,499
Savings	868	960	868
Time ($100,000 and over)	9,271	7,143	3,863
Other time	15,413	10,959	7,176
Interest on borrowed funds	8,956	7,671	6,951
TOTAL INTEREST EXPENSE	42,572	33,186	22,357
Net interest income before provision for credit losses	39,314	35,482	30,950
Provision for credit losses	2,200	2,080	1,860
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	37,114	33,402	29,090
OTHER INCOME
Service charges	2,840	2,645	2,240
Net gain/(loss) on the sale of securities	721	(201)	(250)
Net gain on the sale of loans	310	240	210
Net gain on the sale of other real estate	0	297	14
Net gain/(loss) on the sale of other assets	26	(3)	0
Other	2,448	1,919	1,690
TOTAL OTHER INCOME	6,345	4,897	3,904
OTHER EXPENSES
Salaries and employee benefits	11,917	10,584	9,652
Occupancy expense	2,116	1,626	1,676
Equipment expense	1,577	1,388	1,293
Advertising expense	890	705	706
Data processing expense	1,682	1,560	1,435
Other operating expenses	5,615	4,910	4,181
TOTAL OTHER EXPENSES	23,797	20,773	18,943
INCOME BEFORE INCOME TAXES	19,662	17,526	14,051
Provision for income taxes	4,966	4,017	2,826
NET INCOME	$14,696	$13,509	$11,225
EARNINGS PER SHARE:
BASIC	$0.94	$0.88	$0.74
DILUTED	$0.92	$0.86	$0.72

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, (in thousands)	2007	2006	2005

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$80,570	$67,947	$53,134
Fees and commissions received	5,304	4,580	3,930
Interest paid	(42,506)	(30,024)	(20,280)
Cash paid to suppliers and employees	(21,543)	(17,821)	(16,783)
Income taxes paid	(5,692)	(4,876)	(3,750)

NET CASH PROVIDED BY OPERATING ACTIVITIES	16,133	19,806	16,251

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from maturities	500	0	5,000
Proceeds from sales prior to maturity	76,202	12,375	25,100
Proceeds from calls prior to maturity	35,918	24,638	24,159
Purchases	(149,531)	(69,149)	(64,092)
Net (increase)/decrease in interest-bearing bank balances	0	2,178	(198)
Investment in statutory trust	0	(310)	0
Purchase of bank owned life insurance	(5,000)	0	(2,500)
Net increase in loans to customers	(71,012)	(125,604)	(83,093)
Capital expenditures	(4,178)	(4,399)	(1,869)
Acquisition of intangible assets	0	(1,782)	0
Acquisition of goodwill	0	(8,134)	0

NET CASH USED IN INVESTING ACTIVITIES	(117,101)	(170,187)	(97,493)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, money market demand, NOW accounts, and savings accounts	(11,887)	49,010	38,650
Net increase/(decrease) in certificates of deposit	36,431	121,297	40,304
Net increase in borrowed funds	74,961	(11,233)	10,038
Proceeds from issuance of common stock net of stock issuance costs	3,798	3,324	2,626
Proceeds from issuance of common stock - Stock Option Plans	274	628	664
Cash dividends paid	(6,614)	(5,776)	(4,513)
Cash paid in lieu of fractional shares	(3)	(6)	0

NET CASH PROVIDED BY FINANCING ACTIVITIES	96,960	157,244	87,769

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,008)	6,863	6,527

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	28,743	21,880	15,353

CASH AND CASH EQUIVALENTS AT END OF YEAR	$24,735	$28,743	$21,880

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$14,696	$13,509	$11,225

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion, net	(1,727)	413	835
Equity in trust	(23)	0	0
Depreciation and amortization	1,653	1,388	1,303
Stock based compensation - stock option plans	249	310	248
Provision for credit losses	2,200	2,080	1,860
Provision for deferred taxes	(393)	(619)	(758)
Loss/(Gain) on sale of securities	(721)	201	250
Gain on sale of loans	(310)	(240)	(210)
Gain on sale of other real estate	0	(297)	(14)
Loss/(Gain) on sale of other assets	(26)	3	0
Increase/(decrease) in interest payable	73	3,163	2,078
Increase in accrued expenses and other liabilities	1,562	2,014	833
Increase in prepaid expenses and other assets	(1,511)	(985)	(391)
Increase in interest receivable	411	(1,134)	(1,008)

Total adjustments	1,437	6,297	5,026

NET CASH PROVIDED BY OPERATING ACTIVITIES	$16,133	$19,806	$16,251

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2007, 2006 and 2005 (in thousands, except share data)
	COMP-REHEN-SIVE	COMMON STOCK		ADD’L PAID-IN	RETAINED	ACCUMULATED OTHER COMP-REHENSIVE INCOME/
	INCOME	SHARES	AMOUNT	CAPITAL	EARNINGS	(LOSS)	TOTAL
BALANCES, DECEMBER 31, 2004		13,623,678	$17,030	$18,671	$38,992	$1,030	$75,723
Comprehensive Income:
Net income for the year	$11,225				11,225		11,225
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $801	(1,304)
Reclassification adjustment for gain or loss included in income (tax effect of $85)	(250)
Total other comp. loss, net of tax	(1,554)					(1,554)	(1,554)
Comprehensive Income	$9,671
Cash dividends paid, $0.30 per share					(4,513)		(4,513)
Stock based compensation – Stock Option Plans				248			248
Proceeds from issuance of Common Stock- Stock option plans		101,250	126	563	(25)		664
Proceeds from issuance of Common Stock through dividend reinvestment		125,925	158	2,500	(32)		2,626
10% stock dividend (1,385,085 shares at $18.92 per share)		1,385,085	1,731	24,810	(26,541)		0
BALANCES, DECEMBER 31, 2005		15,235,938	$19,045	$46,792	$19,106	$(524)	$84,419
Comprehensive Income:
Net income for the year	$13,509				13,509		13,509
Other comprehensive income, net of tax:
Unrealized gain on securities available-for-sale, net of deferred income taxes of $234	655

Reclassification adjustment for gain or loss included in income (tax effect of $68)	(201)
Total other comp. income, net of tax	454					454	454
Comprehensive Income	$13,963
Cash dividends paid, $0.38 per share					(5,776)		(5,776)
Stock based compensation – Stock Option Plans				310			310
Proceeds from issuance of Common Stock- Stock option plans		101,375	126	527	(25)		628
Proceeds from issuance of Common Stock through dividend reinvestment		154,398	194	3,169	(39)		3,324
10% stock dividend (adjustment for new shares and price difference)		6,000	8	1,620	(1,628)		0
Cash dividends paid in lieu of fractional shares					(6)		(6)
BALANCES, DECEMBER 31, 2006		15,497,711	$19,373	$52,418	$25,141	$(70)	$96,862
Comprehensive Income:
Net income for the year	$14,696				14,696		14,696
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $1,143	(2,841)

Reclassification adjustment for gain or loss included in income (tax effect of $252)	721
Total other comp. loss, net of tax	(2,120)					(2,120)	(2,120)
Comprehensive Income	$12,576
Cash dividends paid, $0.42 per share					(6,614)		(6,614)
Stock based compensation – Stock Option Plans				249			249

Proceeds from issuance of Common Stock- Stock option plans	36,088	46	237	(9)		274
Proceeds from issuance of Common Stock through dividend reinvestment	212,599	264	3,586	(52)		3,798
Cash dividends paid in lieu of fractional shares	(148)			(3)		(3)
BALANCES, DECEMBER 31, 2007	15,746,250	$19,683	$56,490	$33,159	$(2,190)	$107,142
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

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

The bank provides a variety of financial services to individuals and corporate customers through its nineteen banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

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

At December 31, 2007, 2006 and 2005, loans serviced for others totaled approximately $99,461,000, $88,752,000 and $85,844,000, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded when earned and includes servicing fees from investors in the amounts of $236,000, $218,000 and $210,000 at December 31, 2007, 2006 and 2005, respectively, and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $1,274,000 and $1,256,000 at December 31, 2007 and 2006, respectively.

The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a quarterly basis. At December 31, 2007 mortgage servicing rights totaling $256,000 were included in other assets.

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

GOODWILL AND INTANGIBLE ASSETS

Intangible assets which are subject to amortization include core deposit premium paid in connection with the bank’s Honesdale branch acquisition during November 2006; and on mortgage servicing rights recorded on the bank’s sale of loans in the secondary market where servicing rights have been retained. Amortization expense associated with these intangible assets is being provided for using the straight-line method over their estimated useful lives of 10 years and 5.8 years, respectively. Intangible assets subject to amortization are periodically reviewed by management for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Intangible assets which are not subject to amortization include goodwill. The cost of goodwill arose from the bank’s Honesdale branch acquisition. Goodwill is reviewed by management for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that its carrying amount exceeds fair value. Management has determined that the carrying value of goodwill has not been impaired at December 31, 2007.

ADVERTISING COSTS

Advertising costs are charged to operations in the year incurred and totaled $890,000, $705,000 and $706,000 in 2007, 2006 and 2005, respectively.

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

Effective January 1, 2007, the Company adopted Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109" ("FIN 48"), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

NET INCOME PER SHARE

Basic earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Such shares amounted to 15,601,377 in 2007, 15,352,406 in 2006 and 15,125,382 in 2005.

Diluted earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares and options outstanding (the denominator) for the period. Such shares amounted to 15,931,260 in 2007, 15,721,491 in 2006 and 15,537,485 in 2005.

All share and per share information has been adjusted to reflect the retroactive effect of the 25% stock dividend paid December 27, 2007, the 10% stock dividend paid March 31, 2006 and the 100% stock dividend paid on September 30, 2004.

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

First National Community Bancorp, Inc. is a one bank financial holding company operating primarily in northeastern Pennsylvania. The primary purpose of the company is the delivery of financial services within its market by means of a branch network located in Lackawanna, Luzerne, Wayne and Monroe counties. Each of the company’s entities is part of the same reporting segment, whose operating results are regularly reviewed by management. Therefore, consolidated financial statements, as presented, fairly reflect the operating results of the financial services segment of our business.

NEW FINANCIAL ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities". Statement 159 permits entities to make an irrevocable election to carry almost any financial instrument at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The company analyzed the benefits of the early adoption of SFAS No. 159, but has determined that such action is not consistent with the overall strategies of the company. The adoption of SFAS No. 159 is not expected to have a material impact on the Company's consolidated financial statements.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109 ("SAB 109"), which covers written loan commitments that are accounted for at fair value through earnings and measuring fair value of a derivative loan commitment. It is effective for fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 is not expected to have a material impact on the Company's consolidated financial statements.

In December 2007, the SEC issued SAB No. 110 ("SAB 110"), regarding the use of a "simplified" method in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123(R). Initially the use of the simplified method was to end by December 31, 2007, however SAB 110 allows for its usage beyond December 31, 2007. The Company anticipates using the simplified method during 2008.

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations", which revises SFAS No. 141 and changes multiple aspects of the accounting for business combinations. Under the guidance of SFAS No. 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the noncontrolling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be remeasured. Costs such as transaction costs are to be excluded from acquisition accounting, generally lending to recognizing expense and additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact that this requirement will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB No. 51". SFAS No. 160 requires that a noncontrolling interest in a subsidiary (i.e. minority interest) be reported in the equity section of the balance sheet instead of being reported as a liability or in the mezzanine section between debt and equity. The amount of the consolidated net income attributable to the parent and to the noncontrolling interest must be clearly identified and presented in the consolidated statement of income. Also, regardless of whether the parent purchases additional ownership interest, sells a portion of its ownership interest in a subsidiary or the subsidiary participates in a transaction that changes the parent's ownership, as long as the parent retains controlling interest, the transaction is considered an equity transaction. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. The Company is currently evaluating the impact that this requirement will have on its consolidated financial statements.

2.	RESTRICTED CASH BALANCES:

The bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2007 was $75,000, which amount was satisfied through the restriction of vault cash.

In addition, the bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 2007, the amount of these balances was $750,000.

3.	SECURITIES:

Securities have been classified in the consolidated financial statements according to management’s intent. The carrying amount of securities and their approximate fair values (in thousands) at December 31 follow:

Available-for-sale Securities:

		Gross	Gross
		Unrealized	Unrealized	Net
	Amortized	Holding	Holding	Carrying
	Cost	Gains	Losses	Value
December 31, 2007
U.S. Treasury securities and obligations of U.S. government agencies	$ 52,380	$ 616	$ 492	$ 52,504
Obligations of state and political subdivisions	74,516	199	1,810	72,905
Collateralized mortgage obligations	79,186	519	834	78,871
Mortgage-backed securities	62,447	289	593	62,143
Corporate debt securities	29,557	5	1,254	28,308
Equity securities	1,010	0	14	996
Total	$299,096	$ 1,628	$4,997	$295,727

December 31, 2006
U.S. Treasury securities and obligations of U.S. government agencies	$ 59,502	$ 216	$ 371	$ 59,347
Obligations of state and political subdivisions	73,786	1,830	127	75,489
Collateralized mortgage obligations	64,041	194	947	63,288
Mortgage-backed securities	43,315	32	846	42,501
Corporate debt securities	20,078	162	234	20,006
Equity securities	1,010	0	15	995
Total	$261,732	$2,434	$2,540	$261,626

Held-to-maturity Securities:

		Gross	Gross
	Net	Unrealized	Unrealized
	Carrying	Holding	Holding	Fair
	Value	Gains	Losses	Value
December 31, 2007
Obligations of state and political subdivisions	$1,722	$ 125	$ 0	$1,847
Total	$1,722	$ 125	$ 0	$1,847

December 31, 2006
Obligations of state and political subdivisions	$1,639	$ 180	$ 0	$1,819
Total	$1,639	$ 180	$ 0	$1,819

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2007 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$26,432	$492	$ 0	$ 0	$ 26,432	$ 492
Obligations of state and political subdivisions	44,877	1,600	6,079	210	50,956	1,810
Collateralized mortgage obligations	28,515	508	15,275	326	43,790	834
Mortgage-backed securities	8,644	80	24,442	513	33,086	593
Corporate debt securities	13,444	1,050	7,873	204	21,317	1,254
Mutual Fund	0	0	986	14	986	14
	$121,912	$3,730	$54,655	$1,267	$176,567	$4,997

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

At December 31, 2007, the one hundred seventy debt securities with unrealized losses have depreciated 2.75% from their amortized cost basis. The maturities of these securities are guaranteed by either the U.S. Government, government sponsored agencies, other governments or corporations. Obligations of state and political subdivisions are also guaranteed by underlying insurance which further secures the safety of principal. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, other governments or corporations; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following table shows the amortized cost and approximate fair value of the company's debt securities (in thousands) at December 31, 2007 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
		Net	Net
	Amortized	Carrying	Carrying	Fair
	Cost	Value	Value	Value
Amounts maturing in:
One Year or Less	$ 501	$ 505	$ 0	$ 0
One Year through Five Years	3,814	3,858	0	0
After Five Years through Ten Years	18,547	18,738	0	0
After Ten Years	133,591	130,616	1,722	1,847
Collateralized mortgage obligations	79,186	78,871	0	0
Mortgage-backed Securities	62,447	62,143	0	0
Total	$298,086	$294,731	$1,722	$1,847

Gross proceeds from the sale of securities for the years ended December 31, 2007, 2006, and 2005 were $76,202,000, $12,375,000, and $25,100,000, respectively with the gross realized gains being $1,127,000, $30,000, and $102,000, respectively, and gross realized losses being $406,000, $231,000, and $352,000, respectively.

At December 31, 2007 and 2006, securities with a carrying amount of $192,813,000 and $201,244,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.	LOANS:

Major classifications of loans are summarized as follows (in thousands):

	2007	2006
Real estate loans, secured by residential properties	$164,764	$151,470
Real estate loans, secured by nonfarm, nonresidential properties	415,087	415,560
Commercial and industrial loans	202,665	157,837
Loans to individuals for household, family and other personal expenditures	91,052	80,770
Loans to state and political subdivisions	31,205	31,355
All other loans, including overdrafts	931	236
Gross loans	905,704	837,228
Less: Allowance for credit losses	(7,569)	(7,538)
Unearned discount	(470)	(569)
Net loans	$897,665	$829,121

Changes in the allowance for credit losses were as follows (in thousands):

	2007	2006	2005
Balance, beginning of year	$7,538	$7,528	$7,100
Recoveries credited to allowance	1,227	350	590
Provision for credit losses	2,200	2,080	1,860
TOTAL	10,965	9,958	9,550
Losses charged to allowance	3,396	2,420	2,022
Balance, end of year	$7,569	$7,538	$7,528

Information concerning the bank’s recorded investment in nonaccrual and restructured loans is as follows (in thousands):

	2007	2006
Nonaccrual loans
Impaired	$ 0	$ 0
Other	3,106	2,299
Restructured loans	0	0
Total	$3,106	$2,299

The interest income that would have been earned in 2007, 2006 and 2005 on nonaccrual and restructured loans outstanding at December 31, 2007, 2006 and 2005 in accordance with their original terms approximated $227,000, $170,000 and $6,000. The interest income actually realized on such loans in 2007, 2006 and 2005 approximated $40,000, $83,000 and $0. As of December 31, 2007, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5.	BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows (in thousands):

	2007	2006
Land	$ 4,575	$ 4,447
Buildings	8,856	7,248
Furniture, fixtures and equipment	8,968	7,750
Leasehold improvements	4,156	3,736
Total	26,555	23,181
Less accumulated depreciation	10,130	9,510
Net	$16,425	$13,671

The increase in capitalized values represents the acquisition of land and facilities to be utilized for future expansion. Depreciation and amortization expense amounted to $1,450,000, $1,345,000 and $1,303,000 at December 31, 2007, 2006 and 2005, respectively.

6.	SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid balances of mortgage and other loans serviced for others were $99,461,000, $88,752,000 and $85,844,000 at December 31, 2007, 2006 and 2005, respectively.

Mortgage servicing rights in the amount of $177,000 have been capitalized and amortized by the bank for loan originations sold in the secondary market for the year ended December 31, 2007.

The fair value of these rights was $359,000 at December 31, 2007. Fair value has been determined using discount rates ranging from 5.25% to 7.13% and prepayment speeds ranging from 190% to 272%; depending upon the stratification of the specific right. Based upon this fair value, management has determined that no valuation allowance associated with these mortgage servicing rights is necessary at December 31, 2007.

The following summarizes the activity pertaining to mortgage servicing rights for the year ended December 31, 2007 (in thousands):

Mortgage Servicing Rights
Balance, beginning of year	$ 117
Mortgage servicing rights capitalized	177
Mortgage servicing rights amortized	(38)
Provision for loss in fair value	0
Balance, end of year	$ 256

7.	GOODWILL AND INTANGIBLES:

In connection with the purchase of the Honesdale branch during 2006, the Company acquired intangible assets of $9,784,000. Of that amount, $1,650,000 is due to core deposit premium subject to periodic amortization over the useful life of 10 years. Goodwill of $8,134,000, which is not subject to amortization, arose in connection with the acquisition.

Following is a summary of non-goodwill intangibles at the end of the year (in thousands):

	December 31, 2007		December 31, 2006
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangibles subject to amortization:
Core Deposit	$ 1,650	$ 193	$1,650	$ 28
Mortgage Servicing Rights	309	53	132	15
Total	$ 1,959	$ 246	$1,782	$ 43

Amortization expense for 2007 and 2006 was $203,000 and $43,000; estimated amortization expense for each of the ensuing years through December 31, 2012 is $220,000 per year.

8.	DEPOSITS:

At December 31, 2007 time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows (in thousands):

	Time Deposits $100,000 and Over	Other Time Deposits	Total
2008	$149,584	$227,716	$377,300
2009	11,818	44,650	56,468
2010	4,390	22,334	26,724
2011	5,205	19,238	24,443
2012	4,990	14,037	19,027
2013 and Thereafter	262	2,201	2,463
Total	$176,249	$330,176	$506,425

9.	BORROWED FUNDS:

Borrowed funds at December 31, 2007 and 2006 include the following (in thousands):

	2007	2006
Treasury Tax and Loan Demand Note	$ 98	$ 267
Federal Funds Purchased	35,550	0
Borrowings under Lines of Credit	181,088	141,550
Obligation under Capitalized Lease	786	745
Junior Subordinated Debentures	10,310	10,310
Total	$227,832	$152,872

Federal funds purchased represent primarily overnight borrowings providing for the short-term funding requirements of the company’s banking subsidiary and generally mature within one business day of the transaction. During 2007, the average outstanding balance on these credit lines amounted to $12,941,000 and the average rate paid in 2007 was 5.02%.

The following table presents Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”) advances at their maturity dates (in thousands):

	December 31, 2007
	Amount	Weighted Average Interest Rate
Within one year	$ 55,456	4.93%
After one year but within two years	7,364	5.28
After two years but within three years	55,000	4.60
After three years but within four years	31,000	5.08
After four years but within five years	13,233	4.48
After five years	19,035	3.68
	$181,088	4.71%

The FHLB of Pittsburgh advances include $147 million with fixed rates and $34 million with variable interest rates. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities. In addition, the company is required to purchase stock based upon the amount of advances outstanding.

At December 31, 2007 the company had available from the FHLB of Pittsburgh an open line of credit for $40,284,000 which expires on December 14, 2008. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. In addition, at December 31, 2007, the company had available overnight repricing lines of credit with other correspondent banks totaling $48,000,000 and the Federal Reserve Bank of Philadelphia in the amount of $13,169,000. At December 31, 2007 and 2006, the company had $35,550,000 and $0 outstanding with correspondent banks.

The maximum amount of borrowings outstanding at any month end during the years ended December 31, 2007 and 2006 were $221,235,000 and $172,968,000, respectively.

At December 31, 2007, the bank is obligated for the payment of an $815,000 lease purchase option payment associated with an Other Real Estate (ORE) property acquired through a transfer in lieu of foreclosure from a defaulting loan customer. This obligation has been discounted to its present value of $785,675 using a discount rate of 5.36%. This discount is being amortized using the interest method through September 10, 2008 when the obligation becomes payable.

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

At December 31, 2007, accrued and unpaid interest associated with these Debentures amounting to $28,613 has been provided for in the accompanying consolidated financial statements.

The Company has applied FIN 46 and FIN 46(R) to its investment in the Issuer Trust, and as such, it has reflected this investment on a deconsolidated basis. As a result, the junior subordinated debentures issued by the Issuer Trust, totaling $10,310,000 has been reflected in Borrowed Funds in the consolidated balance sheets at December 31, 2007 under the caption “Junior Subordinated Debentures”. The Company records interest expense on the corresponding debentures in its consolidated statement of income. The Company also records its common stock investment issued by First National Community Statutory Trust I in “Other Assets” in its consolidated balance sheets at December 31, 2007.

10.	BENEFIT PLANS:

The bank has a defined contribution profit sharing plan which covers all eligible employees. The bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 2007, 2006 and 2005 amounted to $720,000, $650,000, and $552,000, respectively.

The bank has an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan permits eligible participants to elect to defer a portion of their compensation. At December 31, 2007, elective deferred compensation amounting to $3,528,000 plus $2,389,000 in accrued interest has been included in other liabilities in the accompanying balance sheet.

11.	INCOME TAXES:

The provision for income taxes included in the statement of income is comprised of the following components (in thousands):

	2007	2006	2005
Current	$5,359	$4,636	$3,584
Deferred	(393)	(619)	(758)
TOTAL	$4,966	$4,017	$2,826

The components of the net deferred tax asset, included in other assets, at December 31 are as follows (in thousands):

	2007	2006
Allowance for Credit Losses	$ 2,649	$ 2,563
Deferred Compensation	2,071	1,632
Unrealized Holding Losses on Securities Available-for-Sale	1,179	36
Stock Based Compensation	296	304
Gross Deferred Tax Asset	$ 6,195	$ 4,535

Deferred Loan Origination Fees	$ (71)	$ (76)
Deferred Intangible Assets	(208)	(20)
Depreciation	(58)	(117)
Gross Deferred Tax Liability	$ (337)	$ (213)
Net Deferred Tax Assets	$ 5,858	$ 4,322

The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences (in thousands):

	2007	2006	2005
Provision at Statutory Tax Rates	$6,882	$5,978	$4,777
Add (Deduct):
Tax Effects of Non-Taxable Interest Income	(1,824)	(1,627)	(1,446)
Non-Deductible Interest Expense	301	254	178
Stock Options Exercised	(100)	(418)	(506)
Other Items Net	(293)	(170)	(177)
Provision for Income Taxes	$4,966	$4,017	$2,826

First National Community Bancorp, Inc. and its subsidiaries have adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN48) effective January 1, 2007. The Company has identified its federal consolidated tax return as a “major” taxing jurisdiction as defined under FIN 48. At December 31, 2007, the company has evaluated its tax filings with this major tax jurisdiction for the calendar years 2004 through 2007. These years remain open and can be subjected to an examination. Based on its evaluation, the Company believes that its income tax filing positions and deductions would be sustained under examination; and does not anticipate any adjustments would result in a material change in its financial position. Therefore, no allowances for uncertain income tax positions, including interest and penalties, were required to be recorded at December 31, 2007 pursuant to FIN 48. Additionally, no cumulative effect of an accounting change resulted from the Company’s initial adoption of this FASB Interpretation.

12.	RELATED PARTY TRANSACTIONS:

At December 31, 2007 and 2006, certain officers and directors and/or their affiliates were indebted to the bank in the aggregate amounts of $74,682,000 and $47,710,000. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. During 2007, $130,696,000 of new loans were made and repayments totaled $103,724,000. Interest and fees collected on the loans amounted to $5,055,000 and $2,484,000 at December 31, 2007 and 2006. The bank was also committed under standby letters of credit as described in Note 13.

Deposits from certain officers and directors and/or their affiliates held by the bank at December 31, 2007 and 2006 amounted to $88,619,000 and $122,932,000. Interest paid on the deposits amounted to $3,568,000 and $1,488,000 at December 31, 2007 and 2006.

13.	COMMITMENTS:

a) Leases:

At December 31, 2007, the company was obligated under certain noncancelable operating leases with initial or remaining terms of one year or more. Minimum future obligations under noncancelable operating leases in effect at December 31, 2007 are as follows (in thousands):

	FACILITIES	EQUIPMENT
2008	$ 404	$129
2009	166	108
2010	140	71
2011	94	20
2012	60	3
2013 and thereafter	166	0
Total	$1,030	$331

Total rental expense under operating leases amounted to $576,000 in 2007, $555,000 in 2006, and $542,000 in 2005.

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

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

	2007	2006
Commitments to extend credit	$199,865	$202,895
Standby letters of credit	79,078	107,276

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

Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $25,717,000 and $7,118,000 and $46,049,000 and $16,178,000 at December 31, 2007 and 2006, respectively.

(c) Concentration of Credit Risk:

Cash Concentrations: The bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $0 and $2,325,000; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $104,000 and $273,000 as of December 31, 2007 and 2006, respectively.

Loan Concentrations: At December 31, 2007, 34.6% of the bank’s commercial loan portfolio was concentrated in loans in the following five industries. Substantially all of these loans are secured by first mortgages on commercial properties and/or collateral held.

	In thousands	%
Land Subdivision	$88,202	12.7%
Hotels	45,299	6.5
Shopping Centers/Complexes	37,978	5.4
Solid Waste Landfills	35,157	5.0
General Government	34,684	5.0

(d) Other:

The company is also a party to routine litigation involving various aspects of its business, none of which, in the opinion of management and its legal counsel, is expected to have a material adverse impact on the consolidated financial condition, results of operations or liquidity of the company.

14.	STOCK OPTION PLANS:

On August 30, 2000, the Corporation’s board of directors adopted an Employee Stock Incentive Plan in which options may be granted to key officers and other employees of the Corporation. The aggregate number of shares which may be issued upon exercise of the options under the plan cannot exceed 1,100,000 shares. Options and rights granted under the plan become exercisable six months after the date the options are awarded and expire ten years after the award date.

The board of directors also adopted on August 30, 2000, the Independent Directors Stock Option Plan for members of the corporation’s board of directors who are not officers or employees of the corporation or its subsidiaries.

The aggregate number of shares issuable under the plan cannot exceed 550,000 shares and are exercisable six months from the date the awards are granted and expire three years after the award date.

As more fully described in Note 1 to these financial statements, the Company has adopted SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Accordingly, all options granted after January 1, 2003 have been charged against income at their fair value. Awards granted under the plans vest immediately and the entire expense of the award is recognized in the year of grant. Upon expiration, the cost of the option is reversed and credited to income.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model average assumptions:

	Year Ended December 31,
	2007	2006	2005
Dividend yield	2.59%	1.67%	1.49%
Expected life	10 years	10 years	10 years
Expected volatility	26.5%	25.6%	25.5%
Risk-free interest rate	4.50%	4.67%	4.67%

A summary of the status of the company’s stock option plans is presented below:

	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	349,838	$10.85	418,963	$ 8.62	495,275	$ 7.27
Granted	48,625	16.90	35,063	23.13	35,063	19.31
Exercised	(36,088)	7.61	(104,188)	6.03	(111,375)	5.96
Forfeited	(1,650)	23.13	0		0
Outstanding at the end of the year	360,725	$11.93	349,838	$10.85	418,963	$ 8.62

Options exercisable at year end	312,100	$11.16	314,775	$ 9.48	383,900	$ 7.64
Weighted average fair value of options granted during the year		$ 5.11		$ 8.83		$7.09

Stock-Based Compensation Expense		$248,571		$309,672		$248,370

Information pertaining to options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$5.19-$23.13	360,725	6.3 years	$11.93	312,100	$11.16

15.	REGULATORY MATTERS:

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

Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that the bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Office of the Comptroller of the Currency categorized the bank as “Well Capitalized” under the regulatory framework for prompt corrective action. To be categorized as “Well Capitalized” the bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(in thousands)
	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$117,301	11.22%	>$83,601	>8.0%	>$104,501	>10.0%
Tier I Capital (to Risk Weighted Assets)	$109,732	10.50%	>$41,800	>4.0%	>$62,700	>6.0%
Tier I Capital (to Average Assets)	$109,732	8.87%	>$49,497	>4.0%	>$61,871	>5.0%

As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$104,586	10.67%	>$78,416	>8.0%	>$98,020	>10.0%
Tier I Capital (to Risk Weighted Assets)	$97,048	9.90%	>$39,208	>4.0%	>$58,812	>6.0%
Tier I Capital (to Average Assets)	$97,048	9.16%	>$42,400	>4.0%	>$53,000	>5.0%

Banking regulations also limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $29,142,000 at December 31, 2007, subject to the minimum capital ratio requirements noted above.

16.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

Current accounting pronouncements require annual disclosure of estimated fair value of on-and off-balance sheet financial instruments.

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

The estimated fair values of the company's financial instruments (in thousands) are as follows:

	December 31, 2007
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 24,735	$ 24,735
Securities	306,530	306,655
Gross Loans	905,234	905,793

FINANCIAL LIABILITIES
Deposits	$945,517	$947,249
Borrowed funds	227,832	229,590

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$898

	December 31, 2006
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 28,743	$ 28,743
Interest-bearing balances with financial institutions	0	0
Securities	270,433	270,613
Gross Loans	836,659	827,915

FINANCIAL LIABILITIES
Deposits	$920,973	$919,834
Borrowed funds	152,872	151,583

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$618

17.	CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

Condensed parent company only financial information is as follows (in thousands):

Condensed Balance Sheet December 31,	2007	2006
Assets:
Cash	$ 348	$ 694
Investment in Statutory Trust	333	310
Investment in Subsidiary (equity method)	116,808	106,203
Total Assets	$117,489	$107,207
Liabilities and Stockholders’ Equity:
Junior Subordinated Debentures	$ 10,310	$ 10,310
Other liabilities	37	35
Stockholders’ equity	107,142	96,862
Total Liabilities and Stockholders’ Equity	$117,489	$107,207

Condensed Statement of Income for the years ending December 31,	2007	2006	2005
Income:
Dividends from Subsidiary	$ 2,800	$ 2,400	$ 1,050
Equity in Undistributed Income of Subsidiary	12,476	11,207	10,196
Equity in Trust	23	0	0
Total Income	$15,299	$13,607	$11,246
Expenses	603	98	21
Net Income	$14,696	$13,509	$11,225

Condensed Statement of Cash Flows for the years ending December 31,	2007	2006	2005
Cash Flows from Operating Activities:
Net income	$14,696	$13,509	$11,225
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(12,476)	(11,207)	(10,196)
Equity in Trust	(23)	0	0
Increase in other liabilities	1	35	0
Net Cash Provided by Operating Activities	$ 2,198	$ 2,337	$ 1,029
Cash Flows from Investing Activities:
Investment in capital of subsidiary	$ 0	$(10,000)	$ 0
Investment in statutory trust	0	(310)	0
Net Cash Used in Investing Activities	$ 0	$(10,310)	$ 0
Cash Flows from Financing Activities:
Increase in borrowed funds	$ 0	$ 10,310	$ 0
Cash dividends	(6,614)	(5,776)	(4,513)
Proceeds from issuance of common stock net of stock issuance costs	4,073	3,952	3,290
Cash paid in lieu of fractional shares	(3)	(6)	0
Net Cash Used in Financing Activities	$ (2,544)	$8,480	$(1,223)
Increase (decrease) in Cash	$ (346)	$ 507	$ (194)
Cash at Beginning of Year	694	187	381
Cash at End of Year	$ 348	$ 694	$ 187

Non-cash investing and financing activities:

In 1999, the company adopted a dividend reinvestment plan. Shares of stock issued in 2006, 2005 and 2004 were 123,518 shares, 100,740 shares and 115,772 shares, respectively, in lieu of paying cash dividends of $3,323,000 in 2006, $2,626,000 in 2005 and $2,060,000 in 2004.

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

In thousands, except per share amounts:

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2007
Interest income	$19,309	$20,258	$21,269	$21,050
Interest expense	9,907	10,548	11,285	10,832
Net interest income	9,402	9,710	9,984	10,218
Provision for credit losses	300	300	300	1,300
Other income	1,424	1,368	2,236	1,317
Other expenses	5,635	5,880	5,873	6,409
Provision for income taxes	1,276	1,150	1,639	901
Net income	$ 3,615	$ 3,748	$ 4,408	$ 2,925
Earnings per share:
Basic	$0.23	$0.24	$0.28	$0.19
Diluted	$0.23	$0.23	$0.28	$0.18

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2006
Interest income	$15,363	$16,518	$17,504	$19,283
Interest expense	7,074	7,869	8,545	9,698
Net interest income	8,289	8,649	8,959	9,585
Provision for credit losses	270	270	270	1,270
Other income	1,127	1,104	1,253	1,413
Other expenses	4,929	5,008	4,981	5,855
Provision for income taxes	1,023	1,122	1,250	622
Net income	$ 3,194	$ 3,353	$ 3,711	$ 3,251
Earnings per share:
Basic	$0.21	$0.22	$0.24	$0.21
Diluted	$0.20	$0.22	$0.23	$0.21