Form 10-K, Exhibit 13
period 2008-12-31
FIRST NATIONAL COMMUNITY BANCORP INC
filed 2009-03-13
CIK 1035976

EXHIBIT 13 – ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Community Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three-years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First National Community Bancorp, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2009 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey

March 11, 2009

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share data)	2008	2007
ASSETS
Cash and cash equivalents:
Cash and due from banks	$18,171	$24,735
Federal funds sold	0	0
Total cash and cash equivalents	18,171	24,735
Securities:
Available-for-sale, at fair value	245,900	295,727
Held-to-maturity, at cost (fair value $1,774 and $1,847)	1,808	1,722
Federal Reserve Bank and FHLB stock, at cost	11,087	9,081
Loans, net of allowance for credit losses of $8,254 and $6,219	956,674	899,015
Bank premises and equipment	17,785	16,425
Accrued interest receivable	4,686	5,715
Intangible assets	1,647	1,713
Goodwill	8,134	8,134
Other assets	47,867	35,286
TOTAL ASSETS	$1,313,759	$1,297,553

LIABILITIES
Deposits:
Demand	$79,760	$79,834
Interest-bearing demand	302,058	288,879
Savings	79,526	70,379
Time ($100,000 and over)	191,052	176,249
Other time	300,496	330,176
Total deposits	952,892	945,517
Borrowed funds	245,197	227,832
Accrued interest payable	4,198	6,848
Other liabilities	11,130	10,214
Total liabilities	$1,213,417	$1,190,411

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
Authorized: 50,000,000 shares in 2008 and 2007 Issued and outstanding: 16,047,928 shares in 2008 and 15,746,250 shares in 2007	$20,060	$19,683
Additional paid-in capital	59,591	56,490
Retained earnings	40,892	33,159
Accumulated other comprehensive income	(20,201)	(2,190)
Total stockholders' equity	100,342	107,142
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,313,759	$1,297,553

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Year Ended December 31, (in thousands, except per share data)	2008	2007	2006
INTEREST INCOME
Interest and fees on loans	$58,666	$67,070	$56,905
Interest and dividends on securities:
U.S. Treasury and government agencies	8,397	9,584	6,762
State and political subdivisions	3,753	3,342	3,297
Other securities	2,623	1,862	1,576
Total interest and dividends on securities	14,773	14,788	11,635
Interest on balances with financial institutions	0	0	55
Interest on federal funds sold	12	28	73
TOTAL INTEREST INCOME	73,451	81,886	68,668
INTEREST EXPENSE
Interest-bearing demand	4,025	8,064	6,453
Savings	692	868	960
Time ($100,000 and over)	6,633	9,271	7,143
Other time	12,240	15,413	10,959
Interest on borrowed funds	9,652	8,956	7,671
TOTAL INTEREST EXPENSE	33,242	42,572	33,186
Net interest income before provision for credit losses	40,209	39,314	35,482
Provision for credit losses	2,700	2,200	2,080
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	37,509	37,114	33,402
OTHER INCOME
Service charges	3,118	2,840	2,645
Net gain/(loss) on the sale of securities	1,156	721	(201)
Net gain on the sale of loans	414	310	240
Net gain on the sale of other real estate	520	0	297
Net gain/(loss) on the sale of other assets	3	26	(3)
Other	2,601	2,448	1,919
TOTAL OTHER INCOME	7,812	6,345	4,897
OTHER EXPENSES
Salaries and employee benefits	12,745	11,917	10,584
Occupancy expense	2,349	2,116	1,626
Equipment expense	1,811	1,577	1,388
Advertising expense	988	890	705
Data processing expense	1,610	1,682	1,560
Other operating expenses	6,131	5,615	4,910
TOTAL OTHER EXPENSES	25,634	23,797	20,773
INCOME BEFORE INCOME TAXES	19,687	19,662	17,526
Provision for income taxes	4,604	4,966	4,017
NET INCOME	$15,083	$14,696	$13,509
EARNINGS PER SHARE:
BASIC	$0.95	$0.94	$0.88
DILUTED	$0.93	$0.92	$0.86

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, (in thousands)	2008	2007	2006

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$70,737	$80,570	$67,947
Fees and commissions received	5,787	5,304	4,580
Interest paid	(35,902)	(42,506)	(30,024)
Cash paid to suppliers and employees	(24,944)	(21,543)	(17,821)
Income taxes paid	(4,463)	(5,692)	(4,876)

NET CASH PROVIDED BY OPERATING ACTIVITIES	11,215	16,133	19,806

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from maturities	500	500	0
Proceeds from sales prior to maturity	65,240	76,202	12,375
Proceeds from calls prior to maturity	41,193	35,918	24,638
Purchases	(82,008)	(149,531)	(69,149)
Net decrease in interest-bearing bank balances	0	0	2,178
Investment in statutory trust	0	0	(310)
Purchase of bank owned life insurance	0	(5,000)	0
Net increase in loans to customers	(60,697)	(71,012)	(125,604)
Capital expenditures	(2,930)	(4,178)	(4,399)
Acquisition of intangible assets	0	0	(1,782)
Acquisition of goodwill	0	0	(8,134)

NET CASH USED IN INVESTING ACTIVITIES	(38,702)	(117,101)	(170,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase/(decrease) in demand deposits, money market demand, NOW accounts, and savings accounts	22,250	(11,887)	49,010
Net increase/(decrease) in certificates of deposit	(14,876)	36,431	121,297
Net increase in borrowed funds	17,365	74,961	(11,233)
Proceeds from issuance of common stock net of stock issuance costs	3,281	3,798	3,324
Proceeds from issuance of common stock - Stock Option Plans	197	274	628
Cash dividends paid	(7,294)	(6,614)	(5,776)
Cash paid in lieu of fractional shares	0	(3)	(6)

NET CASH PROVIDED BY FINANCING ACTIVITIES	20,923	96,960	157,244

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,564)	(4,008)	6,863

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	24,735	28,743	21,880

CASH AND CASH EQUIVALENTS AT END OF YEAR	$18,171	$24,735	$28,743

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$15,083	$14,696	$13,509

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion, net	(3,743)	(1,727)	413
Equity in trust	(2)	(23)	0
Depreciation and amortization	1,822	1,653	1,388
Stock based compensation - stock option plans	0	249	310
Provision for credit losses	2,700	2,200	2,080
Provision for deferred taxes	(453)	(393)	(619)
Loss/(Gain) on sale of securities	(1,156)	(721)	201
Gain on sale of loans	(414)	(310)	(240)
Gain on sale of other real estate	(520)	0	(297)
Loss/(Gain) on sale of other assets	(3)	(26)	3
Increase/(decrease) in interest payable	(2,660)	73	3,163
Increase in accrued expenses and other liabilities	2,221	1,562	2,014
Increase in prepaid expenses and other assets	(2,689)	(1,511)	(985)
Increase/(decrease) in interest receivable	1,029	411	(1,134)

Total adjustments	(3,868)	1,437	6,297

NET CASH PROVIDED BY OPERATING ACTIVITIES	$11,215	$16,133	$19,806

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2008, 2007 and 2006 (in thousands, except share data)
	COMP-REHEN-SIVE	COMMON STOCK		ADD’L PAID-IN	RETAINED	ACCUMULATED OTHER COMP-REHENSIVE INCOME/
	INCOME	SHARES	AMOUNT	CAPITAL	EARNINGS	(LOSS)	TOTAL
BALANCES, DECEMBER 31, 2005		15,235,938	$19,045	$46,792	$19,106	$(524)	$84,419
Comprehensive Income:
Net income for the year	$13,509				13,509		13,509
Other comprehensive income, net of tax:
Unrealized gain on securities available-for-sale, net of deferred income taxes of $234	655
Reclassification adjustment for gain or loss included in income (tax effect of $68)	(201)
Total other comp. income, net of tax	454					454	454
Comprehensive Income	$13,963
Cash dividends paid, $0.38 per share					(5,776)		(5,776)
Stock based compensation – Stock Option Plans				310			310
Proceeds from issuance of Common Stock- Stock option plans		101,375	126	527	(25)		628
Proceeds from issuance of Common Stock through dividend reinvestment		154,398	194	3,169	(39)		3,324
10% stock dividend (adjustment for new shares and price difference)		6,000	8	1,620	(1,628)		0
Cash dividends paid in lieu of fractional shares					(6)		(6)
BALANCES, DECEMBER 31, 2006		15,497,711	$19,373	$52,418	$25,141	$(70)	$96,862
Comprehensive Income:
Net income for the year	$14,696				14,696		14,696
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $1,143	(2,841)

Reclassification adjustment for gain or loss included in income (tax effect of $252)	721
Total other comp. loss, net of tax	(2,120)					(2,120)	(2,120)
Comprehensive Income	$12,576
Cash dividends paid, $0.42 per share					(6,614)		(6,614)
Stock based compensation – Stock Option Plans				249			249
Proceeds from issuance of Common Stock- Stock option plans		36,088	46	237	(9)		274
Proceeds from issuance of Common Stock through dividend reinvestment		212,599	264	3,586	(52)		3,798
Cash dividends paid in lieu of fractional shares		(148)			(3)		(3)
BALANCES, DECEMBER 31, 2007		15,746,250	$19,683	$56,490	$33,159	$(2,190)	$107,142
Adjustment to initially adopt EITF 06-04					(56)		(56)
BALANCES, JANUARY 1, 2008		15,746,250	$19,683	$56,490	$33,103	$(2,190)	$107,086
Comprehensive Income:
Net income for the year	$15,083				15,083		15,083
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $10,103	(18,763)

Reclassification adjustment for gain or loss included in income (tax effect of $404)	752
Total other comp. loss, net of tax	(18,011)					(18,011)	(18,011)
Comprehensive Income	$(2,928)
Cash dividends paid, $0.46 per share					(7,294)		(7,294)

Stock based compensation – Stock Option Plans			0			0
Proceeds from issuance of Common Stock- Stock option plans	31,125	39	158			197
Proceeds from issuance of Common Stock through dividend reinvestment	270,553	338	2,943			3,281
BALANCES, DECEMBER 31, 2008	16,047,928	$20,060	$59,591	$40,892	$(20,201)	$100,342
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements:

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

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

The bank provides a variety of financial services to individuals and corporate customers through its twenty banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending. Additionally, the bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.

FNCB Realty, Inc.’s operating activities include the acquisition, holding, and disposition of certain real estate acquired in satisfaction of loan commitments owed by third party debtors to the bank.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First National Community Bancorp, Inc., the bank and it’s wholly owned subsidiary FNCB Realty, Inc.

All significant inter-company balances and transactions have been eliminated in consolidation.

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

At December 31, 2008, 2007 and 2006, loans serviced for others totaled approximately $120,618,000, $99,461,000 and $88,752,000, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded when earned and includes servicing fees from investors in the amounts of $262,000, $236,000 and $218,000 at December 31, 2008, 2007 and 2006, respectively, and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $1,519,000 and $1,274,000 at December 31, 2008 and 2007, respectively.

The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a quarterly basis. At December 31, 2008 and 2007 mortgage servicing rights totaling $355,000 and $256,000, respectively, were included in other assets.

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

LOANS HELD FOR SALE

Loans held for sale consist of residential mortgage loans originated and intended for sale in the secondary market and are carried at their estimated fair market value on an instrument by instrument basis under the provisions of SFAS Nos. 159 and 157 and changes in fair market value are recognized currently in earnings. Origination fees and costs related to loans held for sale are recognized as earned or incurred. Loans held for sale are generally sold with loan servicing rights retained by the company. Gains recognized on loan sales include the value assigned to the rights to service the loan.

At December 31, 2008 and 2007, loans held for sale in the amounts of $834,000 and $0, respectively have been included in other assets on the accompanying consolidated balance sheets.

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

GOODWILL AND INTANGIBLE ASSETS

Intangible assets which are subject to amortization include core deposit premium paid in connection with the bank’s Honesdale branch acquisition during November 2006; and on mortgage servicing rights recorded on the bank’s sale of loans in the secondary market where servicing rights have been retained. Amortization expense associated with these intangible assets is being provided for using the straight-line method over their estimated useful lives of 10 years and 3.2 years, respectively. Intangible assets subject to amortization are periodically reviewed by management for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Intangible assets which are not subject to amortization include goodwill. The cost of goodwill arose from the bank’s Honesdale branch acquisition. Goodwill is reviewed by management for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that its carrying amount exceeds fair value. Management has determined that the carrying value of goodwill has not been impaired at December 31, 2008.

ADVERTISING COSTS

Advertising costs are charged to operations in the year incurred and totaled $988,000, $890,000 and $705,000 in 2008, 2007 and 2006, respectively.

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

NET INCOME PER SHARE

Basic earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Such shares amounted to 15,862,335 in 2008, 15,601,377 in 2007 and 15,352,406 in 2006.

Diluted earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares and options outstanding (the denominator) for the period. Such shares amounted to 16,200,098 in 2008, 15,931,260 in 2007 and 15,721,491 in 2006.

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

The company also has Split Dollar Life Insurance Arrangements with certain executive officers. In 2008, management decided to change its policy to give post-retirement benefits to holders of split dollar life insurance arrangements. The company charged a $56,000 cumulative effect adjustment to the opening balance of retained earnings as of January 1, 2008 in accordance with EITF 06-04.

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

FAIR VALUE MEASUREMENT

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

SFAS No. 157 established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The adoption of SFAS No. 157 did not have a material impact on the Company's consolidated financial statements.

NEW FINANCIAL ACCOUNTING STANDARDS

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities". Statement 159 permits entities to make an irrevocable election to carry almost any financial instrument at fair value. The adoption of SFAS No. 159 did not have a material impact on the Company's consolidated financial statements.

In November 2007, the SEC issued Staff Accounting Bulletin ("SAB") No. 109 ("SAB 109"), which covers written loan commitments that are accounted for at fair value through earnings and measuring fair value of a derivative loan commitment. It is effective for fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 did not have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations", which revises SFAS No. 141 and changes multiple aspects of the accounting for business combinations. Under the guidance of SFAS No. 141R, the acquisition method must be used, which requires the acquirer to recognize most identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree at their full fair value on the acquisition date. Goodwill is to be recognized as the excess of the consideration transferred plus the fair value of the noncontrolling interest over the fair values of the identifiable net assets acquired. Subsequent changes in the fair value of contingent consideration classified as a liability are to be recognized in earnings, while contingent consideration classified as equity is not to be remeasured. Costs such as transaction costs are to be excluded from acquisition accounting, generally lending to recognizing expense and additionally, restructuring costs that do not meet certain criteria at acquisition date are to be subsequently recognized as post-acquisition costs. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141R did not have an impact on the Company's consolidated financial statements.

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

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the GAAP hierarchy). The hierarchical guidance provided by SFAS No. 162 did not have a significant impact on the company's financial statements.

Effective December 31, 2008, the company adopted the provisions of the FASB Staff Position (FSP) No. 157-3, "Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active." FSP No. 157-3 clarifies the application of SFAS No. 157, "Fair Value Measurements," in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP provides guidelines on (a) how the reporting entity's own assumptions should be considered when measuring fair value when relevant observable inputs do not exist; (b) how available observable inputs in a market that is not active should be considered when measuring fair value; and (c) how the use of market quotes should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. The adoption of FSP No. 157-3 did not have a significant impact on the company's financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, "Amendments to the Impairment Guidance of EITF Issue No. 99-20." This FSP amends the impairment guidance in EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets." The amendment specifically eliminates the requirement to exclusively rely on market participant assumptions about future cash flows when determining the fair value of a security during impairment testing and now permits reasonable management judgment in assessing the probability of collecting all amounts due. The FSP retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and other related guidance. The FSP is effective for reporting periods ending after December 15, 2008, and is applied prospectively. The Company is currently evaluating the impact that this requirement will have on its consolidated financial statements.

2.	RESTRICTED CASH BALANCES:

The bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2008 was $75,000, which amount was satisfied through the restriction of vault cash.

In addition, the bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services. At December 31, 2008, the amount of these balances was $750,000.

3.	SECURITIES:

Securities have been classified in the consolidated financial statements according to management’s intent. The carrying amount of securities and their approximate fair values (in thousands) at December 31 follow:

Available-for-sale Securities:

		Gross	Gross
		Unrealized	Unrealized	Net
	Amortized	Holding	Holding	Carrying
	Cost	Gains	Losses	Value
December 31, 2008
U.S. Treasury securities and obligations of U.S. government agencies	$ 32,426	$ 525	$ 718	$ 32,233
Obligations of state and political subdivisions	106,010	920	7,287	99,643
Collateralized mortgage obligations	69,031	1,180	9,148	61,063
Mortgage-backed securities	28,827	1,234	0	30,061
Corporate debt securities	39,675	0	17,749	21,926
Equity securities	1,010	0	36	974
Total	$276,979	$3,859	$34,938	$245,900

December 31, 2007
U.S. Treasury securities and obligations of U.S. government agencies	$ 52,380	$ 616	$ 492	$ 52,504
Obligations of state and political subdivisions	74,516	199	1,810	72,905
Collateralized mortgage obligations	79,186	519	834	78,871
Mortgage-backed securities	62,447	289	593	62,143
Corporate debt securities	29,557	5	1,254	28,308
Equity securities	1,010	0	14	996
Total	$299,096	$ 1,628	$4,997	$295,727

Held-to-maturity Securities:

		Gross	Gross
	Net	Unrealized	Unrealized
	Carrying	Holding	Holding	Fair
	Value	Gains	Losses	Value
December 31, 2008
Obligations of state and political subdivisions	$1,808	$ 1	$ 35	$1,774
Total	$1,808	$ 1	$ 35	$1,774

December 31, 2007
Obligations of state and political subdivisions	$1,722	$ 125	$ 0	$1,847
Total	$1,722	$ 125	$ 0	$1,847

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2008 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$ 15,602	$ 718	$ 0	$ 0	$ 15,602	$ 718
Obligations of state and political subdivisions	44,045	2,522	26,733	4,799	70,778	7,321
Collateralized mortgage obligations	26,762	7,583	5,078	1,566	31,840	9,149
Corporate debt securities	6,495	4,651	15,431	13,098	21,926	17,749
Mutual Fund	0	0	964	36	964	36
	$ 92,904	$ 15,474	$ 48,206	$ 19,499	$141,110	$ 34,973

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

At December 31, 2008, the two hundred twenty one debt securities with unrealized losses have depreciated 19.86% from their amortized cost basis. The maturities of these securities are guaranteed by either the U.S. Government, government sponsored agencies, other governments or corporations. Obligations of state and political subdivisions are also guaranteed by underlying insurance which further secures the safety of principal. These unrealized losses relate principally to current interest rates for similar types of securities, credit downgrading and the lack of a liquid market which results in distressed valuations on certain securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, other governments or corporations; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

The following table shows the amortized cost and approximate fair value of the company's debt securities (in thousands) at December 31, 2008 using contracted maturities. Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
		Net	Net
	Amortized	Carrying	Carrying	Fair
	Cost	Value	Value	Value
Amounts maturing in:
One Year or Less	$ 1,011	$ 1,027	$ 0	$ 0
One Year through Five Years	3,893	3,424	0	0
After Five Years through Ten Years	7,180	7,154	0	0
After Ten Years	166,027	142,197	1,808	1,774
Collateralized mortgage obligations	69,031	61,063	0	0
Mortgage-backed Securities	28,827	30,061	0	0
Total	$275,969	$244,926	$1,808	$1,774

Gross proceeds from the sale of securities for the years ended December 31, 2008, 2007, and 2006 were $65,240,000, $76,202,000, and $12,375,000, respectively with the gross realized gains being $1,210,000, $1,127,000, and $30,000, respectively, and gross realized losses being $54,000, $406,000, and $231,000, respectively.

At December 31, 2008 and 2007, securities with a carrying amount of $183,154,000 and $192,813,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.	LOANS:

Major classifications of loans are summarized as follows (in thousands):

	2008	2007
Real estate loans, secured by residential properties	$169,358	$164,764
Real estate loans, secured by nonfarm, nonresidential properties	420,983	415,087
Commercial and industrial loans	221,026	202,665
Loans to individuals for household, family and other personal expenditures	119,501	91,052
Loans to state and political subdivisions	34,027	31,205
All other loans, including overdrafts	413	931
Gross loans	965,308	905,704
Less: Allowance for credit losses	(8,254)	(6,219)
Unearned discount	(380)	(470)
Net loans	$956,674	$899,015

Changes in the allowance for credit losses were as follows (in thousands):

	2008	2007	2006
Balance, beginning of year	$7,569	$7,538	$7,528
Recoveries credited to allowance	208	1,227	350
Provision for credit losses	2,700	2,200	2,080
TOTAL	10,477	10,965	9,958
Losses charged to allowance	1,327	3,396	2,420
Balance, end of year	$9,150	$7,569	$7,538

Allocated as:
Allowance for off-balance sheet commitments	$ 896	$1,350	$1,544
Allowance for credit losses	8,254	6,219	5,994
Balance, end of year	$9,150	$7,569	$7,538

At December 31, 2008 and 2007, the total recorded investment in loans on nonaccrual amounted to approximately $17,272,000 and $3,106,000, respectively, the total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $1,151,000 and $904,000, respectively, and the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $22,087,000 and $0, respectively.

The interest income that would have been earned in 2008, 2007 and 2006 on nonaccrual and restructured loans outstanding at December 31, 2008, 2007 and 2006 in accordance with their original terms approximated $1,079,000, $227,000 and $170,000. The interest income actually realized on such loans in 2008, 2007 and 2006 approximated

$0, $40,000 and $83,000.

The average recorded investment in impaired loans amounted to approximately $885,000, $0 and $0 for the years ended December 31, 2008, 2007 and 2006, respectively. The allowance for loan losses related to impaired loans of $14,831,000 and $0 amounted to $900,000 and $0 at December 31, 2008 and 2007, respectively. Interest income on impaired loans of $166,000 and $0 was recognized for cash payments received in 2008 and 2007, respectively. As of December 31, 2008, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5.	BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows (in thousands):

	2008	2007
Land	$ 4,765	$ 4,575
Buildings	10,128	8,856
Furniture, fixtures and equipment	10,253	8,968
Leasehold improvements	4,242	4,156
Total	29,388	26,555
Less accumulated depreciation	11,603	10,130
Net	$17,785	$16,425

The increase in capitalized values represents the acquisition of land and facilities to be utilized for future expansion. Depreciation and amortization expense amounted to $1,572,000, $1,450,000 and $1,345,000 at December 31, 2008, 2007 and 2006, respectively.

6.	SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid balances of mortgage and other loans serviced for others were $120,618,000, $99,461,000 and $88,752,000 at December 31, 2008, 2007 and 2006, respectively.

Mortgage servicing rights in the amount of $183,000 have been capitalized and amortized by the bank for loan originations sold in the secondary market for the year ended December 31, 2008.

The fair value of these rights was $415,000 at December 31, 2008. Fair value has been determined using discount rates ranging from 4.63% to 7.13% and prepayment speeds ranging from 187% to 509%; depending upon the stratification of the specific right. Based upon this fair value, management has determined that no valuation allowance associated with these mortgage servicing rights is necessary at December 31, 2008.

The following summarizes the activity pertaining to mortgage servicing rights for the year ended December 31, 2008 (in thousands):

Mortgage Servicing Rights
Balance, beginning of year	$ 256
Mortgage servicing rights capitalized	183
Mortgage servicing rights amortized	(84)
Provision for loss in fair value	0
Balance, end of year	$ 355

7.	GOODWILL AND INTANGIBLES:

In connection with the purchase of the Honesdale branch during 2006, the Company acquired intangible assets of $9,784,000. Of that amount, $1,650,000 is due to core deposit premium subject to periodic amortization over the useful life of 10 years. Goodwill of $8,134,000, which is not subject to amortization, arose in connection with the acquisition.

Following is a summary of non-goodwill intangibles at the end of the year (in thousands):

	December 31, 2008		December 31, 2007
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangibles subject to amortization:
Core Deposit	$ 1,650	$ 358	$1,650	$193
Mortgage Servicing Rights	492	137	309	53
Total	$ 2,142	$ 495	$1,959	$ 246

Amortization expense for 2008, 2007 and 2006 was $249,000, $203,000 and $43,000; estimated amortization expense for each of the ensuing years through December 31, 2013 is $274,000 per year.

8.	DEPOSITS:

At December 31, 2008 time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows (in thousands):

	Time Deposits $100,000 and Over	Other Time Deposits	Total
2009	$166,713	$215,638	$382,351
2010	9,402	41,921	51,323
2011	4,027	21,968	25,995
2012	4,616	14,198	18,814
2013	5,820	4,817	10,637
2014 and Thereafter	474	1,954	2,428
Total	$191,052	$300,496	$491,548

9.	BORROWED FUNDS:

Borrowed funds at December 31, 2008 and 2007 include the following (in thousands):

	2008	2007
Treasury Tax and Loan Demand Note	$ 154	$ 98
Federal Funds Purchased	6,175	35,550
Federal Reserve Discount Window	10,000	0
Borrowings under Lines of Credit	218,558	181,088
Obligation under Capitalized Lease	0	786
Junior Subordinated Debentures	10,310	10,310
Total	$245,197	$227,832

Federal funds purchased represent overnight borrowings providing for the short-term funding requirements of the company’s banking subsidiary and generally mature within one business day of the transaction. During 2008, the average outstanding balance on these credit lines amounted to $18,732,000 and the average rate paid in 2008 was 2.56%. Federal Reserve Discount Window borrowings also represent overnight funding to meet the short-term liquidity requirements of the bank and are fully collateralized with investment securities. During 2008, the average outstanding balance at the Discount Window was $346,000 and the average rate paid was 1.47%.

The following table presents Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”) advances at their maturity dates (in thousands):

	December 31, 2008
	Amount	Weighted Average Interest Rate
Within one year	$ 26,625	2.46%
After one year but within two years	62,000	3.53
After two years but within three years	61,678	3.65
After three years but within four years	17,755	4.34
After four years but within five years	36,193	3.65
After five years	14,307	3.72
	$218,558	3.53%

The FHLB of Pittsburgh advances include $175 million with fixed rates and $44 million with variable interest rates. All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities. In addition, the company is required to purchase stock based upon the amount of advances outstanding.

At December 31, 2008 the company had available from the FHLB of Pittsburgh an open line of credit for $11,287,000 which expires on December 14, 2009. The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request. In addition, at December 31, 2008, the company had available overnight repricing lines of credit with other correspondent banks totaling $47,000,000 and the Federal Reserve Bank of Philadelphia in the amount of $13,810,000. At December 31, 2008 and 2007, the company had $6,175,000 and $35,550,000 outstanding with correspondent banks and $10,000,000 and $0 outstanding with the Federal Reserve.

The maximum amount of borrowings outstanding at any month end during the years ended December 31, 2008 and 2007 were $260,904,000 and $221,235,000, respectively.

At December 31, 2007, the bank was obligated for the payment of an $815,000 lease purchase option payment associated with an Other Real Estate (ORE) property acquired through a transfer in lieu of foreclosure from a defaulting loan customer. This obligation was discounted to a present value of $785,675 using a discount rate of 5.36%. This discount was being amortized using the interest method through September 10, 2008 when the obligation became payable.

On December 14, 2006, First National Community Statutory Trust I (the “Trust”), a trust formed under Delaware law, that is a subsidiary of the Company, issued $10,000,000 of trust preferred securities (the “Trust Securities”) at a variable interest rate of 7.02%, with a scheduled maturity of December 15, 2036. The Company owns all of the common stock of the Trust. The proceeds from the issue were invested in $10,310,000, 7.02% Junior Subordinated Debentures (the “Debenture”) issued by the Company. The interest rate on the Trust Securities and the Debentures will reset quarterly at a spread of 1.67% above the current 3-month Libor rate. The average interest rate paid on the debenture was 4.97% in 2008 and 7.20% in 2007. The Debentures, which mature December 15, 2036, are unsecured and rank subordinate and junior in right to all indebtedness, liabilities and obligations of the Company. Debentures represent the sole assets of the Trust. Interest on the Trust Securities is deferrable until a period of twenty consecutive quarters has elapsed. The Company has the option, subject to required regulatory approval of the Federal Reserve, to prepay the trust securities beginning December 15, 2011. The Company has, under the terms of the Debenture and the related Indenture, as well as, the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust’s obligations under the Debenture.

At December 31, 2008, accrued and unpaid interest associated with these Debentures amounting to $17,850 has been provided for in the accompanying consolidated financial statements.

The Company has applied FIN 46 and FIN 46(R) to its investment in the Issuer Trust, and as such, it has reflected this investment on a deconsolidated basis. As a result, the junior subordinated debentures issued by the Issuer

Trust, totaling $10,310,000 has been reflected in Borrowed Funds in the consolidated balance sheets at December 31, 2008 under the caption “Junior Subordinated Debentures”. The Company records interest expense on the corresponding debentures in its consolidated statement of income. The Company also records its common stock investment issued by First National Community Statutory Trust I in “Other Assets” in its consolidated balance sheets at December 31, 2008.

10.	BENEFIT PLANS:

The bank has a defined contribution profit sharing plan which covers all eligible employees. The bank's contribution to the plan is determined at management's discretion at the end of each year and funded. Contributions to the plan in 2008, 2007 and 2006 amounted to $750,000, $720,000, and $650,000, respectively.

The bank has an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan. This plan permits eligible participants to elect to defer a portion of their compensation. At December 31, 2008, elective deferred compensation amounting to $3,954,000 plus $2,920,000 in accrued interest has been included in other liabilities in the accompanying balance sheet.

11.	INCOME TAXES:

The provision for income taxes included in the statement of income is comprised of the following components (in thousands):

	2008	2007	2006
Current	$5,057	$5,359	$4,636
Deferred	(453)	(393)	(619)
TOTAL	$4,604	$4,966	$4,017

The components of the net deferred tax asset, included in other assets, at December 31 are as follows (in thousands):

	2008	2007
Allowance for Credit Losses	$ 3,202	$ 2,649
Deferred Compensation	2,406	2,071
Unrealized Holding Losses on Securities Available-for-Sale	10,878	1,179
Stock Based Compensation	285	296
Gross Deferred Tax Asset	$ 16,771	$ 6,195

Deferred Loan Origination Fees	$ (132)	$ (71)
Deferred Intangible Assets	(384)	(208)
Depreciation	(246)	(58)
Gross Deferred Tax Liability	$ (762)	$ (337)
Net Deferred Tax Assets	$ 16,009	$ 5,858

The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences (in thousands):

	2008	2007	2006
Provision at Statutory Tax Rates	$6,890	$6,882	$5,978
Add (Deduct):
Tax Effects of Non-Taxable Interest Income	(2,108)	(1,824)	(1,627)
Non-Deductible Interest Expense	264	301	254
Stock Options Exercised	(51)	(100)	(418)
Other Items Net	(391)	(293)	(170)
Provision for Income Taxes	$4,604	$4,966	$4,017

First National Community Bancorp, Inc. and its subsidiaries have adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN48) effective January 1, 2007. The Company has identified its federal consolidated tax return as a “major” taxing jurisdiction as defined under FIN 48. At December 31, 2008, the company has evaluated its tax filings with this major tax jurisdiction for the calendar years 2005 through 2008. These years remain open and can be subjected to an examination. Based on its evaluation, the Company believes that its income tax filing positions and deductions would be sustained under examination; and does not anticipate any adjustments would result in a material change in its financial position. Therefore, no allowances for uncertain income tax positions, including interest and penalties, were required to be recorded at December 31, 2008 pursuant to FIN 48. Additionally, no cumulative effect of an accounting change resulted from the Company’s initial adoption of this FASB Interpretation.

12.	RELATED PARTY TRANSACTIONS:

At December 31, 2008 and 2007, certain officers and directors and/or their affiliates were indebted to the bank in the aggregate amounts of $86,770,000 and $74,682,000. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. During 2008, $87,637,000 of new loans were made and repayments totaled $75,549,000. Interest and fees collected on the loans amounted to $5,378,000 and $5,055,000 at December 31, 2008 and 2007. The bank was also committed under standby letters of credit as described in Note 13.

Deposits from certain officers and directors and/or their affiliates held by the bank at December 31, 2008 and 2007 amounted to $123,347,000 and $88,619,000. Interest paid on the deposits amounted to $2,531,000 and $3,568,000 at December 31, 2008 and 2007.

13.	COMMITMENTS:

(a) Leases:

At December 31, 2008, the company was obligated under certain noncancelable operating leases with initial or remaining terms of one year or more. Minimum future obligations under noncancelable operating leases in effect at December 31, 2008 are as follows (in thousands):

	FACILITIES	EQUIPMENT
2009	$ 473	$137
2010	451	103
2011	408	51
2012	215	26
2013	148	15
2014 and thereafter	249	0
Total	$1,944	$332

Total rental expense under operating leases amounted to $608,000 in 2008, $576,000 in 2007, and $555,000 in 2006.

The bank is the lessor of a property located in Wilkes-Barre, Pennsylvania, acquired through loan foreclosure. On October 5, 2006, the bank entered into an operating lease agreement for the lease of this Other Real Estate (ORE) property. Under the terms of the agreement, the lessee is obligated to pay the bank a fixed annual rental payment of $92,500 through September 2009. At such date the lease may be extended as mutually agreed for additional three year terms at fixed annual rentals as stipulated under the agreement. The lessee is responsible for all normal maintenance, utilities, taxes and insurance costs associated with the property.

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

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

	2008	2007
Commitments to extend credit	$189,232	$199,865
Standby letters of credit	67,666	79,078

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

Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $29,067,000 and $2,002,000 and $25,717,000 and $7,118,000 at December 31, 2008 and 2007, respectively.

(c) Concentration of Credit Risk:

Cash Concentrations: The bank maintains cash balances at several correspondent banks. The aggregate cash balances represent federal funds sold of $0 and $0; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $7,000 and $104,000 as of December 31, 2008 and 2007, respectively.

Loan Concentrations: At December 31, 2008, 27.8% of the bank’s commercial loan portfolio was concentrated in loans in the following four industries. Substantially all of these loans are secured by first mortgages on commercial properties and/or collateral held.

	In thousands	%
Land Subdivision	$89,040	12.3%
Shopping Centers/Complexes	41,404	5.7
Hotels	36,260	5.0
Solid Waste Landfills	35,132	4.8

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model average assumptions:

	Year Ended December 31,
	2008	2007	2006
Dividend yield	-	2.59%	1.67%
Expected life	-	10 years	10 years
Expected volatility	-	26.5%	25.6%
Risk-free interest rate	-	4.50%	4.67%

A summary of the status of the company’s stock option plans is presented below:

	2008		2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	360,694	$11.93	349,838	$10.85	418,963	$8.62
Granted	0	0	48,625	16.90	35,063	23.13
Exercised	(31,125)	6.31	(36,119)	7.61	(104,188)	6.03
Forfeited	(4,435)	19.55	(1,650)	23.13	0
Outstanding at the end of the year	325,134	$ 12.36	360,694	$ 11.93	349,838	$ 10.85
Options exercisable at year end	325,134	$ 12.36	312,100	$ 11.16	314,775	$ 9.48
Weighted average fair value of options granted during the year		$ 0		$ 5.11		$ 8.83

Stock-Based Compensation Expense		$ 0		$248,571		$309,672

Information pertaining to options outstanding at December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$5.19-$23.13	325,134	5.5 years	$12.36	325,134	$12.36

15.	REGULATORY MATTERS:

The company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the company meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from the Office of the Comptroller of the Currency categorized the bank as “Well Capitalized” under the regulatory framework for prompt corrective action. To be categorized as “Well Capitalized” the bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(in thousands)
	First National Community Bancorp, Inc.		First National Community Bank
	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Actual:
Total Capital (to Risk Weighted Assets)	$126,435	11.18%	$126,219	11.17%
Tier I Capital (to Risk Weighted Assets)	$117,285	10.37%	$117,069	10.36%
Tier I Capital (to Average Assets)	$117,285	8.99%	$117,069	8.95%

For Capital Adequacy Purposes:
Total Capital (to Risk Weighted Assets)	>$90,466	>8.00%	>$90,439	>8.00%
Tier I Capital (to Risk Weighted Assets)	>$45,233	>4.00%	>$45,220	>4.00%
Tier I Capital (to Average Assets)	>$52,184	>4.00%	>$52,340	>4.00%

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital (to Risk Weighted Assets)	>$113,082	>10.00%	>$113,049	>10.00%
Tier I Capital (to Risk Weighted Assets)	>$67,849	>6.00%	>$67,829	>6.00%
Tier I Capital (to Average Assets)	>$65,230	>5.00%	>$65,425	>5.00%

As of December 31, 2007:
Actual:
Total Capital (to Risk Weighted Assets)	$117,301	11.22%	$116,966	11.20%
Tier I Capital (to Risk Weighted Assets)	$109,732	10.50%	$109,397	10.47%
Tier I Capital (to Average Assets)	$109,732	8.87%	$109,397	8.50%

For Capital Adequacy Purposes:
Total Capital (to Risk Weighted Assets)	>$83,601	>8.00%	>$83,574	>8.00%
Tier I Capital (to Risk Weighted Assets)	>$41,800	>4.00%	>$41,787	>4.00%
Tier I Capital (to Average Assets)	>$49,497	>4.00%	>$51,489	>4.00%

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital (to Risk Weighted Assets)	>$104,501	>10.00%	>$104,468	>10.00%
Tier I Capital (to Risk Weighted Assets)	>$62,700	>6.00%	>$62,681	>6.00%
Tier I Capital (to Average Assets)	>$61,871	>5.00%	>$64,362	>5.00%

Banking regulations also limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $30,219,000 at December 31, 2008, subject to the minimum capital ratio requirements noted above.

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

The estimated fair values of the company's financial instruments (in thousands) are as follows:

	December 31, 2008
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 18,171	$ 18,171
Securities	258,795	258,761
Gross Loans	964,928	1,002,111

FINANCIAL LIABILITIES
Deposits	$952,892	$957,367
Borrowed funds	245,197	247,924

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$568

	December 31, 2007
	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 24,735	$ 24,735
Securities	306,530	306,655
Gross Loans	905,234	905,793

FINANCIAL LIABILITIES
Deposits	$945,517	$947,249
Borrowed funds	227,832	229,590

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$898

17.	FAIR VALUE MEASUREMENTS:

Fair values of assets and liabilities measured on a recurring basis at December 31, 2008 and 2007 are as follows (dollars in thousands):

Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2008
Available-for-sale securities	$ 245,900	$ 228,248	$ 0	$ 17,652

December 31, 2007
Available-for-sale securities	$ 295,727	$ 295,727	$ 0	$ 0

Available-for-sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in thousands):

January 1, 2007	$ 0
Total gains or losses (realized/unrealized)
Included in earnings	0
Included in other comprehensive income	0
Purchases, issuance, and settlements	0
Transfers in and/or out of Level 3	0
December 31, 2007	0
Total gains or losses (realized/unrealized)
Included in earnings	0
Included in other comprehensive income	0
Purchases, issuance, and settlements	0
Transfers in and/or out of Level 3	17,652
December 31, 2008	$ 17,652

The amount of total gains or losses for the year ended December 31, 2007 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date

$ 0

The amount of total gains or losses for the year ended December 31, 2008 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date

$ 0

Gains and losses (realized and unrealized) included in earnings for the year are reported in other income as follows (dollars in thousands):

December 31, 2008
Total gains or losses included in earnings for the year	$ 0

Change in unrealized gains or losses relating to assets still held at year end	$ 0

December 31, 2007
Total gains or losses included in earnings for the year	$ 0

Change in unrealized gains or losses relating to assets still held at year end	$ 0

As of December 31, 2008, the company owned $34,610,000 collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). The market for these securities at December 31, 2008 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.

The market values for these securities (and any securities other than those issued or guaranteed by the US Treasury) are very depressed relative to historical levels. For example, the yield spreads for the broad market of investment grade and high yield corporate bonds reached all time wide levels versus Treasuries at the end of November

2008 and remain near those levels today. Thus in today's market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:

•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2008
•

An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

•	Our TRUP CDOs will be classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.

Our TRUP CDO valuations were prepared by Moody's Analytics, an independent third party. Their approach to determining fair value involved these steps:

1.	The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels)
2.	The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks)
3.	The loss given default was assumed to be 95% (i.e. a 5% recovery)
4.	The cash flows were forecast for the underlying collateral and applied to each CDO tranche to determine the resulting distribution among the securities
5.	The expected cash flows were discounted to calculate the present value of the security
6.	The calculations were modeled in several thousand scenarios using a Monte Carlo engine and the average price was used for valuation purposes
7.

Moody's Analytics used 3-month LIBOR (USD) plus 200 basis points as a discount rate for this analysis. The discount rate used is highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

As of December 31, 2008, an unrealized loss of $16,958,000 was recognized in accordance with SFAS No. 115 on TRUP CDOs utilizing the above mentioned methodology.

18.	CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

Condensed parent company only financial information is as follows (in thousands):

Condensed Balance Sheet December 31,	2008	2007
Assets:
Cash	$ 188	$ 348
Investment in Statutory Trust	335	333
Investment in Subsidiary (equity method)	110,127	116,808
Total Assets	$110,650	$117,489
Liabilities and Stockholders’ Equity:

Junior Subordinated Debentures	$ 10,310	$ 10,310
Other liabilities	18	37
Stockholders’ equity	100,322	107,142
Total Liabilities and Stockholders’ Equity	$110,650	$117,489

Condensed Statement of Income for the years ending December 31,	2008	2007	2006
Income:
Dividends from Subsidiary	$ 4,100	$ 2,800	$ 2,400
Equity in Undistributed Income of Subsidiary	11,386	12,476	11,207
Equity in Trust	16	23	0
Total Income	$15,502	$15,299	$13,607
Expenses	438	603	98
Net Income	$15,064	$14,696	$13,509

Condensed Statement of Cash Flows for the years ending December 31,	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$15,064	$14,696	$13,509
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(11,386)	(12,476)	(11,207)
Equity in Trust	(2)	(23)	0
Increase/(decrease) in other liabilities	(19)	1	35
Net Cash Provided by Operating Activities	$ 3,657	$ 2,198	$ 2,337
Cash Flows from Investing Activities:
Investment in capital of subsidiary	$ 0	$ 0	$(10,000)
Investment in statutory trust	0	0	(310)
Net Cash Used in Investing Activities	$ 0	$ 0	$(10,310)
Cash Flows from Financing Activities:
Increase in borrowed funds	$ 0	$ 0	$ 10,310
Cash dividends	(7,294)	(6,614)	(5,776)
Proceeds from issuance of common stock net of stock issuance costs	3,477	4,073	3,952
Cash paid in lieu of fractional shares	0	(3)	(6)
Net Cash Used in Financing Activities	$ (3,817)	$ (2,544)	$8,480
Increase (decrease) in Cash	$ (160)	$ (346)	$ 507
Cash at Beginning of Year	348	694	187
Cash at End of Year	$ 188	$ 348	$ 694

Non-cash investing and financing activities:

In 1999, the company adopted a dividend reinvestment plan. Shares of stock issued in 2008, 2007 and 2006 were 270,553 shares, 212,599 shares and 154,398 shares, respectively, in lieu of paying cash dividends of $3,281,000 in 2008, $3,798,000 in 2007 and $3,323,000 in 2006.

19.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

In thousands, except per share amounts:

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2008
Interest income	$19,400	$18,087	$18,139	$17,825
Interest expense	9,561	8,305	8,005	7,371
Net interest income	9,839	9,782	10,134	10,454

Provision for credit losses	300	550	300	1,550
Other income	2,207	1,607	2,325	1,673
Other expenses	6,131	6,366	6,411	6,726
Provision for income taxes	1,424	964	1,421	795
Net income	$ 4,191	$ 3,509	$ 4,327	$ 3,056
Earnings per share:
Basic	$0.27	$0.22	$0.27	$0.19
Diluted	$0.26	$0.22	$0.27	$0.18

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2007
Interest income	$19,309	$20,258	$21,269	$21,050
Interest expense	9,907	10,548	11,285	10,832
Net interest income	9,402	9,710	9,984	10,218
Provision for credit losses	300	300	300	1,300
Other income	1,424	1,368	2,236	1,317
Other expenses	5,635	5,880	5,873	6,409
Provision for income taxes	1,276	1,150	1,639	901
Net income	$ 3,615	$ 3,748	$ 4,408	$ 2,925
Earnings per share:
Basic	$0.23	$0.24	$0.28	$0.19
Diluted	$0.23	$0.23	$0.28	$0.18