Form 10-K, Exhibit 13
FIRST NATIONAL COMMUNITY BANCORP INC
filed 2010-03-16
CIK 1035976

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
First National Community Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of First National Community Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Community Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three-years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First National Community Bancorp, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Demetrius & Company, L.L.C.

Wayne, New Jersey
March 10, 2010

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, (in thousands, except share data)	2009	2008

ASSETS
Cash and cash equivalents:
Cash and due from banks	$24,189	$18,171
Federal funds sold	62,175	0
Total cash and cash equivalents	86,364	18,171
Securities:
Available-for-sale, at fair value	259,955	245,900
Held-to-maturity, at cost (fair value $1,788 and $1,774)	1,899	1,808
Federal Reserve Bank and FHLB stock, at cost	11,779	11,087
Loans, net of allowance for credit losses of $22,502 and $8,254	927,324	956,674
Bank premises and equipment	20,667	17,785
Accrued interest receivable	4,186	4,686
Intangible Assets	1,794	1,647
Goodwill	8,134	8,134
Other assets	73,309	47,867
TOTAL ASSETS	$1,395,411	$1,313,759

LIABILITIES
Deposits:
Demand	$85,370	$79,760
Interest-bearing demand	352,631	302,058
Savings	86,455	79,526
Time ($100,000 and over)	238,839	191,052
Other time	308,313	300,496
Total deposits	1,071,608	952,892

Borrowed funds	217,467	245,197
Accrued interest payable	2,880	4,198
Other liabilities	12,323	11,130
Total liabilities	$1,304,278	$952,892

STOCKHOLDERS' EQUITY
Common Stock ($1.25 par)
Authorized: 50,000,000 shares in 2009 and 2008
Issued and outstanding: 16,289,970 shares in 2009 and
16,047,928 shares in 2008	$20,362	$20,060
Additional paid-in capital	61,190	59,591
Retained earnings	26,854	40,892
Accumulated other comprehensive income	(17,273)	(20,201)
Total stockholders' equity	91,133	100,342
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,395,411	$1,313,759

	The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31, (in thousands, except per share data)	2009	2008	2007
INTEREST INCOME
Interest and fees on loans	$51,504	$58,666	$67,070
Interest and dividends on securities:
U.S. Treasury and government agencies	6,427	8,397	9,584
State and political subdivisions	5,203	3,753	3,342
Other securities	1,474	2,623	1,862
Total interest and dividends on securities	13,104	14,773	14,788
Interest on federal funds sold	98	12	28
TOTAL INTEREST INCOME	64,706	73,451	81,886
INTEREST EXPENSE
Interest-bearing demand	3,725	4,025	8,064
Savings	589	692	868
Time ($100,000 and over)	5,097	6,633	9,271
Other time	8,010	12,240	15,413
Interest on borrowed funds	7,775	9,652	8,956
TOTAL INTEREST EXPENSE	25,196	33,242	42,572
Net interest income before provision for credit losses	39,510	40,209	39,314
Provision for credit losses	31,950	1,804	2,200
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	7,560	38,405	37,114
OTHER INCOME
Service charges	2,863	3,118	2,840
Net gain on the sale of securities	890	1,156	721

Total other-than-temporary impairment losses	(30,449)	0	0
Portion of loss recognized in other comprehensive income (before taxes)	24,250	0	0
Net impairment losses recognized in earnings	(6,199)	0	0
Net gain on the sale of loans	1,481	414	310
Net gain on the sale of other real estate	309	520	0
Net gain on the sale of other assets	0	3	26
Other	2,687	2,601	2,448
TOTAL OTHER INCOME	2,031	7,812	6,345
OTHER EXPENSES
Salaries and employee benefits	12,083	12,745	11,917
Occupancy expense	2,219	2,349	2,116
Equipment expense	1,829	1,811	1,577
Advertising expense	713	988	890
Data processing expense	1,928	1,610	1,682
FDIC assessment	2,782	720	375
Bank shares tax	898	643	677
Expenses of other real estate	1,250	(4)	1
Provision for off-balance sheet	1,634	896	0
Other operating expenses	5,662	4,772	4,562
TOTAL OTHER EXPENSES	30,998	26,530	23,797
INCOME (LOSS) BEFORE INCOME TAXES	(21,407)	19,687	19,662
Provision (credit) for income taxes	(10,107)	4,604	4,966
NET INCOME (LOSS)	$(11,300)	$15,083	$14,696
EARNINGS (LOSS) PER SHARE:
BASIC	$-0.70	$0.95	$0.94
DILUTED	$-0.70	$0.93	$0.92
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, (in thousands)	2009	2008	2007
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest received	$61,505	$70,737	$80,570
Fees and commissions received	5,700	5,787	5,304
Interest paid	(26,348)	(35,902)	(42,506)
Cash paid to suppliers and employees	(35,353)	(24,944)	(21,543)
Income taxes paid	(1,863)	(4,463)	(5,692)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,641	11,215	16,133

CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from maturities	1,000	500	500
Proceeds from sales prior to maturity	37,222	65,240	76,202
Proceeds from calls prior to maturity	34,461	41,193	35,918
Purchases	(84,444)	(82,008)	(149,531)
Purchase of bank owned life insurance	0	0	(5,000)
Net increase in loans to customers	(9,299)	(60,697)	(71,012)
Capital expenditures	(4,377)	(2,930)	(4,178)

NET CASH USED IN INVESTING ACTIVITIES	(25,437)	(38,702)	(117,101)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase/(decrease) in demand deposits, money market demand,
NOW accounts, and savings accounts	63,112	22,250	(11,887)
Net increase/(decrease) in certificates of deposit	55,603	(14,876)	36,431
Net increase/(decrease) in borrowed funds	(50,831)	17,365	74,961
Proceeds from issuance of subordinated debentures	23,100	0	0
Proceeds from issuance of common stock net of stock issuance costs	1,650	3,281	3,798
Proceeds from issuance of common stock - Stock Option Plans	93	197	274
Cash dividends paid	(2,738)	(7,294)	(6,614)
Cash paid in lieu of fractional shares	0	0	(3)

NET CASH PROVIDED BY FINANCING ACTIVITIES	89,989	20,923	96,960

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	68,193	(6,564)	(4,008)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	18,171	24,735	28,743

CASH AND CASH EQUIVALENTS AT END OF YEAR	$86,364	$18,171	$24,735

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$(11,300)	$15,083	$14,696

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion, net	(3,700)	(3,743)	(1,727)
Equity in trust	(5)	(2)	(23)
Depreciation and amortization	1,811	1,822	1,653
Stock based compensation - stock option plans	158	0	249
Provision for credit losses	31,950	1,804	2,200
Provision for off-balance sheet commitments	1,634	896	0
Provision for deferred taxes	(7,993)	(453)	(393)
Gain on sale of securities	(890)	(1,156)	(721)
Other-than-temporary impairment losses	6,199	0	0
Gain on sale of loans	(1,481)	(414)	(310)
Gain on sale of other real estate	(309)	(520)	0
Gain on sale of other assets	0	(3)	(26)
Increase/(decrease) in interest payable	(1,152)	(2,660)	73
Increase/(decrease) in accrued expenses and other liabilities	(605)	2,221	1,562
Increase in prepaid expenses and other assets	(11,176)	(2,689)	(1,511)
Increase in interest receivable	500	1,029	411

Total adjustments	14,941	(3,868)	1,437

NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,641	$11,215	$16,133

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2009, 2008 and 2007 (in thousands, except share data)
	COMP-REHEN-SIVE	COMMON STOCK		ADD’L PAID-IN	RETAINED	ACCUMULATED OTHER COMP-REHENSIVE INCOME/
	INCOME	SHARES	AMOUNT	CAPITAL	EARNINGS	(LOSS)	TOTAL
BALANCES, DECEMBER 31, 2006		15,497,711	$19,373	$52,418	$25,141	$(70)	$96,862
Comprehensive Income:
Net income for the year	$14,696				14,696		14,696
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $1,143	(2,841)

Reclassification adjustment for gain or loss included in income (tax effect of $252)	721
Total other comp. loss, net of tax	(2,120)					(2,120)	(2,120)
Comprehensive Income	$12,576
Cash dividends paid, $0.42 per share					(6,614)		(6,614)
Stock based compensation – Stock Option Plans				249			249
Proceeds from issuance of Common Stock- Stock option plans		36,088	46	237	(9)		274
Proceeds from issuance of Common Stock through dividend reinvestment		212,599	264	3,586	(52)		3,798
Cash dividends paid in lieu of fractional shares		(148)			(3)		(3)
BALANCES, DECEMBER 31, 2007		15,746,250	$19,683	$56,490	$33,159	$(2,190)	$107,142
Adjustment to initially adopt EITF 06-04					(56)		(56)
BALANCES, JANUARY 1, 2008		15,746,250	$19,683	$56,490	$33,103	$(2,190)	$107,086
Comprehensive Income:
Net income for the year	$15,083				15,083		15,083
Other comprehensive income, net of tax:
Unrealized loss on securities available-for-sale, net of deferred income tax benefit of $10,103	(18,763)

Reclassification adjustment for gain or loss included in income (tax effect of $404)	752
Total other comp. loss, net of tax	(18,011)					(18,011)	(18,011)
Comprehensive Income	$(2,928)
Cash dividends paid, $0.46 per share					(7,294)		(7,294)
Proceeds from issuance of Common Stock- Stock option plans		31,125	39	158			197
Proceeds from issuance of Common Stock through dividend reinvestment		270,553	338	2,943			3,281
BALANCES, DECEMBER 31, 2008		16,047,928	$20,060	$59,591	$40,892	$(20,201)	$100,342
Comprehensive Income:
Net loss for the year	$(11,300)				(11,300)		(11,300)
Other comprehensive income, net of tax:
Unrealized gain on securities available-for-sale, Net of deferred taxes of $1,858	3,606
Non credit related losses on securities not expected to be sold, net of deferred income tax benefit of $652	(1,265)
Reclassification adjustment for gain or loss included in income (tax effect of $302)	587
Total other comp. income, net of tax	2,928					2,928	2,928
Comprehensive Income/(Loss)	$(8,372)
Cash dividends paid, $0.17 per share					(2,738)		(2,738)
Stock based compensation – Stock Option Plans				158			158
Proceeds from issuance of Common Stock- Stock option plans		15,500	19	74			93
Proceeds from issuance of Common Stock through dividend reinvestment		226,542	283	1,367			1,650
BALANCES, DECEMBER 31, 2009		16,289,970	$20,362	$61,190	$26,854	$(17,273)	$91,133

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
The Financial Accounting Standards Board (FASB) has codified previous issued standards into Accounting Standards Codification (ASC).

NATURE OF OPERATIONS
The company is a registered financial holding company, incorporated under the laws of the state of Pennsylvania.  It is the parent company of First National Community Bank (the “bank”) and it’s wholly owned subsidiaries FNCB Realty, Inc. and FNCB Realty LLC II.
The bank provides a variety of financial services to individuals and corporate customers through its twenty-one banking locations located in northeastern Pennsylvania. It provides a full range of commercial banking services which includes commercial, residential and consumer lending.  Additionally, the bank provides to it's customers a variety of deposit products, including demand checking and interest-bearing deposit accounts.
FNCB Realty, Inc. and FNCB Realty LLC II’s operating activities include the acquisition, holding, and disposition of certain real estate acquired in satisfaction of loan commitments owed by third party debtors to the bank.

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

LOANS
Loans are stated at face value, net of unamortized loan fees and costs and the allowance for credit losses.  Interest on all loans is recognized using the effective interest method in accordance with generally accepted accounting principles.
Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when management believes that the collection of interest or principal is doubtful. This is generally when a default of interest or principal has existed for 90 days or more, unless such loan is fully secured and in the process of collection.  When the interest accrual is discontinued, interest credited to income in the current year and the accrual of income from prior years is reversed.  Any payments received are applied, first to the outstanding loan amounts, then to the recovery of any charged-off loan amounts.  Any excess is treated as a recovery of lost interest.

MORTGAGE BANKING ACTIVITIES
When liquidity needs arise, management may from time to time determine that the mortgage loan portfolio provides a ready source of liquidity and elect to sell a portion of the loans which are currently held.
At December 31, 2009, 2008 and 2007, loans serviced for others totaled approximately $147,563,000, $120,618,000 and $99,461,000, respectively.  Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures.  Loan servicing income is recorded when earned and includes servicing fees from investors in the amounts of $331,000, $262,000 and $236,000 at December 31, 2009, 2008 and 2007, respectively, and certain charges collected from borrowers, such as late payment fees.  The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $1,998,000 and $1,519,000 at December 31, 2009 and 2008, respectively.
The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values.  The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received.  Assessment of the fair value of the retained interest is performed on a quarterly basis.  At December 31, 2009 and 2008 mortgage servicing rights totaling $666,000 and $355,000, respectively, were included in other assets.

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

LOANS HELD FOR SALE
Loans held for sale consist of residential mortgage loans originated and intended for sale in the secondary market and are carried at their estimated fair market value on an instrument by instrument basis and changes in fair market value are recognized currently in earnings.  Origination fees and costs related to loans held for sale are recognized as earned or incurred.  Loans held for sale are generally sold with loan servicing rights retained by the company.  Gains recognized on loan sales include the value assigned to the rights to service the loan.
At December 31, 2009 and 2008, loans held for sale in the amounts of $442,000 and $834,000, respectively have been included in other assets on the accompanying consolidated balance sheets.

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
LOAN IMPAIRMENT
Current accounting guidance requires that certain impaired loans be measured based on the present value of expected future cash flows, net of disposal costs, discounted at the loan’s original effective interest rate.  As a practical expedient, impairment may be measured based on the loan’s observable market price or the fair value of the collateral, net of disposal costs, if the loan is collateral dependent.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

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

OTHER REAL ESTATE (ORE)
Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets.  In-substance foreclosures are properties in which the borrower has little or no equity in collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful.  Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at current market value, as determined by an independent appraisal or reasonable offer to purchase, less estimated selling cost for disposal of real estate.  Costs associated with the repair or improvement of the real estate are capitalized when such costs significantly increase the value of the asset, otherwise, such costs are expensed.  An allowance for losses on ORE is maintained for subsequent valuation adjustments on a specific property basis.

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

GOODWILL AND INTANGIBLE ASSETS
Intangible assets which are subject to amortization include core deposit premium paid in connection with the bank’s Honesdale branch acquisition during November 2006; and on mortgage servicing rights recorded on the bank’s sale of loans in the secondary market where servicing rights have been retained.  Amortization expense associated with these intangible assets is being provided for using the straight-line method over their estimated useful lives of 10 years and 6.3 years, respectively.  Intangible assets subject to amortization are periodically reviewed by management for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.
Intangible assets which are not subject to amortization include goodwill.  The cost of goodwill arose from the bank’s Honesdale branch acquisition.  Goodwill is reviewed by management for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that its carrying amount exceeds fair value.  Management has determined that the carrying value of goodwill has not been impaired at December 31, 2009.

ADVERTISING COSTS
Advertising costs are charged to operations in the year incurred and totaled $713,000, $988,000 and $890,000 in 2009, 2008 and 2007, respectively.

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
Effective January 1, 2007, the Company adopted FASB ASC 740.  ASC 740 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions.

CASH EQUIVALENTS
For purposes of reporting cash flows, cash equivalents include cash on hand, amounts due from banks, and federal funds sold.  Generally, federal funds are purchased and sold for one-day periods.

NET INCOME PER SHARE
Basic earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period.  Such shares amounted to 16,169,777 in 2009, 15,862,335 in 2008 and 15,601,377 in 2007.
Diluted earnings per share have been computed by dividing net income (the numerator) by the weighted-average number of common shares and options outstanding (the denominator) for the period.  Such shares amounted to 16,558,207 in 2009, 16,200,098 in 2008 and 15,931,260 in 2007.
All share and per share information has been adjusted to reflect the retroactive effect of the 25% stock dividend paid December 27, 2007 and the 10% stock dividend paid March 31, 2006.

STOCK-BASED COMPENSATION
All options granted are accounted for in the financial statements based on their fair values.

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

SEGMENT REPORTING
FASB ASC 28 requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders.  It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers.
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

FAIR VALUE MEASUREMENT
FASB ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.
ASC 820 established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy are described below:

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

NEW FINANCIAL ACCOUNTING STANDARDS
Accounting Standards Update (ASU) No. 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share - In September 2009, this ASU was issued and permits, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this ASU on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date. The ASU also requires disclosures by major category of investment about the attributes of investments within the scope of the Update. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009.  ASU 2009-12 did not have a material effect on our financial condition, results of operations, and disclosures.

ASU No. 2009-05, Measuring Liabilities at Fair Value codified in “Fair Value Measurements and Disclosures (Topic 820) —Measuring Liabilities at Fair Value” - In August 2009, this ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. ASU 2009-05 did not have a material effect on our financial condition, results of operations, and disclosures.

ASU 2009-01 (formerly SFAS No. 168), Topic 105 — Generally Accepted Accounting Principles - FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - ASU 2009-01 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. generally accepted accounting principles (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. ASU 2009-01 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has made the appropriate changes to GAAP references in our financial statements.

FASB ASC 810-10 (formerly SFAS No. 167), Amendments to FASB Interpretation No. 46(R) - In June 2009, the FASB issued SFAS 167 which amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities currently within the scope of FIN 46(R), as well as qualifying special-purpose entities (QSPEs) that are currently excluded from the scope of FIN 46(R). SFAS 167 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. The Company is currently assessing the impact of this guidance on our financial condition, results of operations, and disclosures.

FASB ASC topic 860 (formerly SFAS No. 166), Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 - SFAS 166 amends the derecognition accounting and disclosure guidance relating to SFAS 140. SFAS 166 eliminates the exemption from consolidation for QSPEs, it also requires a transferor to evaluate all existing QSPEs to determine whether it must be consolidated in accordance with SFAS 167. SFAS 166 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. The Company is currently assessing the impact of this guidance on our financial condition, results of operations, and disclosures.

Accounting Standards Codification (ASC) 855 (formerly Statement No. 165), Subsequent Events - In May 2009, the FASB issued ASC 855 which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 was effective for interim or annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 and this change is reflected in Note 20.

Subsequent Events. ASC 825 (formerly FASB Staff Position (FSP) 107-1 and APB 28-1), Interim Disclosures about Fair Value of Financial Instruments -  In April 2009, the FASB issued ASC 825 which requires a public entity to provide disclosures about fair value of financial instruments in interim financial information. ASC 825 is effective for interim and annual financial periods ending after June 15, 2009. The adoption of ASC 825 did not have a significant impact on the company's financial statements.

ASC 320 (formerly FSP FAS 115-2, FAS124-2 and EITF 99-20-2), Recognition and Presentation of Other-Than-Temporary-Impairment - In April 2009, the FASB issued ASC 320 which (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of impairment related to other factors is recognized in other comprehensive income. ASC 320 is effective for interim and annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 320 on April 1, 2009.

Earnings Per Share (EPS): (formerly FSP EITF 03-6-1), Determining Whether Instruments Granted in Shared-Based Payment Transaction are Participating Securities - In June 2008, the FASB issued ASC 260 which clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. ASC 260 also provides guidance on how to allocate earnings to participating securities and compute EPS using the two-class method. ASC 260 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The provisions of ASC 260 did not have a material impact on our EPS calculation.

ASC 815 (formerly Statement No. 161), Disclosures About Derivative Instruments and Hedging Activities - In March 2008, the FASB issued ASC 815 which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. ASC 815 is effective for fiscal years beginning after November 15, 2008. The provisions of ASC 815 did not have a material impact on our financial condition, results of operations, and disclosures.

RECLASSIFICATION OF PRIOR YEAR CONSOLIDATED FINANCIAL STATEMENTS
Certain reclassifications have been made to the prior year’s consolidated financial statements that conform with the current year’s presentation. Such reclassifications had no impact on net income.

2.  RESTRICTED CASH BALANCES:

The bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank.  The amount of those reserve balances for the reserve computation period which included December 31, 2009 was $75,000, which amount was satisfied through the restriction of vault cash.
In addition, the bank maintains compensating balances at correspondent banks, most of which are not required, but are used to offset specific charges for services.  At December 31, 2009, the amount of these balances was $750,000.

3.  SECURITIES:

Securities have been classified in the consolidated financial statements according to management’s intent.  The carrying amount of securities and their approximate fair values (in thousands) at December 31 follow:

Available-for-sale Securities:

		Gross	Gross
		Unrealized	Unrealized	Net
	Amortized	Holding	Holding	Carrying
	Cost	Gains	Losses	Value
December 31, 2009
U.S. Treasury securities and obligations of U.S. government agencies	$28,734	$ 78	$ 1,723	$ 27,089
Obligations of state and political subdivisions	122,052	2,591	5,973	118,670
Collateralized mortgage obligations:
Government sponsored agency	52,968	897	370	53,495
Private label	24,939	5	3,885	21,059
Residential mortgage-backed securities	26,152	1,321	31	27,442
Pooled Trust Preferred Senior Class	3,848	0	1,209	2,639
Pooled Trust Preferred Mezzanine Class	26,325	0	18,145	8,180
Corporate debt securities	500	0	144	356
Equity securities	1,010	15	0	1,025
Total	$286,528	$4,907	$31,480	$259,955

December 31, 2008
U.S. Treasury securities and obligations of U.S. government agencies	$ 32,426	$ 525	$ 718	$ 32,233
Obligations of state and political subdivisions	106,010	920	7,287	99,643
Collateralized mortgage obligations:
Government sponsored agency	28,042	1,180	0	29,222
Private label	40,989	0	9,148	31,841
Residential mortgage-backed securities	28,827	1,234	0	30,061
Pooled Trust Preferred Senior Class	3,964	0	1,189	2,775
Pooled Trust Preferred Mezzanine Class	30,646	0	15,769	14,877
Corporate debt securities	5,065	0	791	4,274
Equity securities	1,010	0	36	974
Total	$276,979	$3,859	$34,938	$245,900

Held-to-maturity Securities:

		Gross	Gross
	Net	Unrealized	Unrealized
	Carrying	Holding	Holding	Fair
	Value	Gains	Losses	Value
December 31, 2009
Obligations of state and political subdivisions	$1,899	$ 0	$111	$1,788
Total	$1,899	$ 0	$111	$1,788

December 31, 2008
Obligations of state and political subdivisions	$1,808	$ 1	$ 35	$1,774
Total	$1,808	$ 1	$ 35	$1,774

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2009 and 2008 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$12,527	$ 215	$ 9,588	$ 1,508	$22,115	$ 1,723
Obligations of state and political subdivisions	30,266	1,274	18,692	4,810	48,958	6,084
Collateralized mortgage obligations:
Government sponsored agency	31,733	370	0	0	31,733	370
Private label	0	0	13,591	3,885	13,591	3,885
Residential mortgage-backed securities	3,585	31	0	0	3,585	31
Pooled Trust Preferred Senior Class	0	0	2,639	1,209	2,639	1,209
Pooled Trust Preferred Mezzanine Class	0	0	8,180	18,145	8,180	18,145
Corporate debt securities	0	0	356	144	356	144
Mutual Fund	0	0	0	0	0	0
	$78,111	$1,890	$53,046	$29,701	$131,157	31,591

	Less Than 12 Months		12 Months or Greater		Total
Description of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. government agencies	$15,602	$718	$0	$0	$15,602	$718
Obligation of state and political subdivisions	44,045	2,522	26,733	4,799	70,778	7,321
Collateralized mortgage obligations
Government sponsored agency	0	0	0	0	0	0
Private Label	26,762	7,583	5,078	1,566	31,840	9,149
Residential Mortgage-backed securities	0	0	0	0	0	0
Corporate debt securities	0	0	690	560	690	560
Pooled Trust Preferred Senior Class	2,775	1,189	0	0	2,775	1,189
Pooled Trust Preferred Mezzanine Class	3,720	3,462	14,741	12,538	18,461	16,000
Mutual Fund	0	0	964	36	964	36
	$92,904	$15,474	$48,206	$19,499	$141,110	$34,973

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

At December 31, 2009, the one hundred eighty two debt securities with unrealized losses have depreciated 19.41% from their amortized cost basis.  The maturities of these securities are guaranteed by either the U.S. Government, government sponsored agencies, other governments or corporations.  Obligations of state and political subdivisions are also guaranteed by underlying insurance which further secures the safety of principal.  These unrealized losses relate principally to current interest rates for similar types of securities.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, other governments or corporations; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition.

The company does not have the intent to sell these securities and does not anticipate that it will be necessary to sell these securities before the full recovery of principal and interest due, which may be at maturity.  Therefore, the company did not consider the carrying value of these securities to be other-than-temporarily impaired at December 31, 2009.

The following table shows the amortized cost and approximate fair value of the company's debt securities (in thousands) at December 31, 2009 using contracted maturities.  Expected maturities will differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
		Net	Net
	Amortized	Carrying	Carrying	Fair
	Cost	Value	Value	Value
Amounts maturing in:
One Year or Less	$ 0	$ 0	$ 0	$ 0
One Year through Five Years	1,649	1,721	0	0
After Five Years through Ten Years	7,736	7,743	459	435
After Ten Years	172,074	147,470	1,440	1,353
Collateralized mortgage obligations	77,907	74,554	0	0
Mortgage-backed Securities	26,152	27,442	0	0
Total	$285,518	$258,930	$1,899	$1,788

Gross proceeds from the sale of securities for the years ended December 31, 2009, 2008, and 2007 were $37,222,000, $65,240,000, and $76,202,000, respectively with the gross realized gains being $1,376,000, $1,210,000, and $1,127,000, respectively, and gross realized losses being $486,000, $54,000, and $406,000, respectively.

At December 31, 2009 and 2008, securities with a carrying amount of $199,548,000 and $183,154,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

4.	LOANS:

Major classifications of loans are summarized as follows (in thousands):

	2009	2008
Real estate loans, secured by residential properties	$238,488	$169,358
Real estate loans, secured by nonfarm, nonresidential properties	314,861	420,983
Commercial and industrial loans	231,766	221,026
Loans to individuals for household, family and other personal expenditures	128,392	119,501
Loans to state and political subdivisions	36,442	34,027
All other loans, including overdrafts	175	413
Gross loans	950,124	965,308
Less: Allowance for credit losses	(22,502)	(8,254)
Unearned discount	(298)	(380)
Net loans	$927,324	$956,674

Changes in the allowance for credit losses were as follows (in thousands):

	2009	2008	2007
Balance, beginning of year	$8,254	$7,569	$7,538
Recoveries credited to allowance	133	208	1,227
Provision for credit losses	31,950	1,804	2,200
TOTAL	40,337	9,581	10,965
Losses charged to allowance	17,835	1,327	3,396
Balance, end of year	$22,502	$8,254	$7,569

At December 31, 2009 and 2008, the total recorded investment in loans on nonaccrual amounted to approximately $36,048,000 and $17,272,000, respectively, the total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $646,000 and $1,151,000, respectively, and the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $36,048,000 and $22,087,000, respectively.

The interest income that would have been earned in 2009, 2008 and 2007 on nonaccrual and restructured loans outstanding at December 31, 2009, 2008 and 2007 in accordance with their original terms approximated $4,132,000, $1,079,000 and $227,000.  The interest income actually realized on such loans in 2009, 2008 and 2007 approximated $1,000, $0 and $40,000.

The average recorded investment in impaired loans amounted to approximately $32,830,000, $885,000 and $0 for the years ended December 31, 2009, 2008 and 2007, respectively.  The allowance for loan losses related to impaired loans of $24,519,000, $14,831,000 and $0 amounted to $12,430,000, $900,000 and $0 at December 31, 2009, 2008 and 2007, respectively.  Interest income on impaired loans of $1,000, $166,000 and $0 was recognized for cash payments received in 2009, 2008 and 2007, respectively.  As of December 31, 2009, there were no outstanding commitments to lend additional funds to borrowers of impaired, restructured or nonaccrual loans.

5.  BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows (in thousands):

	2009	2008
Land	$ 4,765	$ 4,765
Buildings	13,266	10,128
Furniture, fixtures and equipment	10,828	10,253
Leasehold improvements	4,892	4,242
Total	33,751	29,388
Less accumulated depreciation	13,084	11,603
Net	$20,667	$17,785

The increase in capitalized values represents the acquisition of land and facilities to be utilized for future expansion.  Depreciation and amortization expense amounted to $1,496,000, $1,572,000 and $1,450,000 at December 31, 2009, 2008 and 2007, respectively.

6.  SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid balances of mortgage and other loans serviced for others were $147,563,000, $120,618,000 and $99,461,000 at December 31, 2009, 2008 and 2007, respectively.

Mortgage servicing rights in the amount of $462,000 have been capitalized and amortized by the bank for loan originations sold in the secondary market for the year ended December 31, 2009.

The fair value of these rights was $962,000 at December 31, 2009  Fair value has been determined using discount rates ranging from 4.63% to 7.13% and prepayment speeds ranging from 185% to 379%; depending upon the stratification of the specific right.  Based upon this fair value, management has determined that no valuation allowance associated with these mortgage servicing rights is necessary at December 31, 2009.

The following summarizes the activity pertaining to mortgage servicing rights for the year ended December 31, 2009 (in thousands):

Mortgage Servicing Rights
Balance, beginning of year	$ 355
Mortgage servicing rights capitalized	462
Mortgage servicing rights amortized	(151)
Provision for loss in fair value	0
Balance, end of year	$ 666

7.  GOODWILL AND INTANGIBLES:

In connection with the purchase of the Honesdale branch during 2006, the Company acquired intangible assets of $9,784,000.  Of that amount, $1,650,000 is due to core deposit premium subject to periodic amortization over the useful life of 10 years.  Goodwill of $8,134,000, which is not subject to amortization, arose in connection with the acquisition.

Following is a summary of non-goodwill intangibles at the end of the year (in thousands):

	December 31, 2009		December 31, 2008
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangibles subject to amortization:
Core Deposit	$ 1,650	$ 522	$ 1,650	$ 358
Mortgage Servicing Rights	955	289	492	137
Total	$ 2,605	$ 811	$ 2,142	$ 495

Amortization expense for 2009, 2008 and 2007 was $315,000, $249,000 and $203,000; estimated amortization expense for each of the ensuing years through December 31, 2014 is $341,000, $335,000, $279,000, $249,000 and $238,000 per year, respectively.

8.           DEPOSITS:

At December 31, 2009 time deposits including certificates of deposit and Individual Retirement Accounts have the scheduled maturities as follows (in thousands):

	Time Deposits $100,000 and Over	Other Time Deposits	Total
2010	$209,440	$200,613	$410,053
2011	14,631	47,879	62,510
2012	8,287	30,374	38,661
2013	1,382	12,614	13,996
2014	2,095	7,306	9,401
2015 and Thereafter	3,004	9,527	12,531
Total	$238,839	$308,313	$547,152

9.           BORROWED FUNDS:

Borrowed funds at December 31, 2009 and 2008 include the following (in thousands):

	2009	2008
Treasury Tax and Loan Demand Note	$ 227	$ 154
Federal Funds Purchased	0	6,175
Federal Reserve Discount Window	0	10,000
Borrowings under Lines of Credit	183,830	218,558
Junior Subordinated Debentures	10,310	10,310
Subordinated Debentures	23,100	0
Total	$217,467	$245,197

Federal funds purchased represent overnight borrowings providing for the short-term funding requirements of the company’s banking subsidiary and generally mature within one business day of the transaction.  During 2009 the average outstanding balance on these credit lines amounted to $3,337,000 and the average rate paid in 2009 was 0.92%.  Federal Reserve Discount Window borrowings also represent overnight funding to meet the short-term liquidity requirements of the bank and are fully collateralized with investment securities.  During 2009, the average outstanding balance at the Discount Window was $3,489,000 and the average rate paid was 0.50%.

The following table presents Federal Home Loan Bank of Pittsburgh (“FHLB of Pittsburgh”) advances at their maturity dates (in thousands):

	December 31, 2009
	Amount	Weighted Average Interest Rate
Within one year	$ 62,000	3.05%
After one year but within two years	58,418	3.40
After two years but within three years	19,382	3.98
After three years but within four years	30,706	3.66
After four years but within five years	5,000	3.47
After five years	8,324	3.85
	$183,830	3.41%

The FHLB of Pittsburgh advances include $140 million with fixed rates and $44 million with variable interest rates.  All advances are collateralized either under a blanket pledge agreement by one to four family mortgage loans or with mortgage-backed securities.  In addition, the company is required to purchase stock based upon the amount of advances outstanding.

At December 31, 2009 the company had available from the FHLB of Pittsburgh an open line of credit for $101,071,000.  The line of credit may bear interest at either a fixed rate or a variable rate, such rate being set at the time of the funding request.  In addition, at December 31, 2009, the company had available overnight repricing lines of credit with other correspondent banks totaling $47,000,000.  At December 31, 2009 and 2008, the company had $0 and $6,175,000 outstanding with correspondent banks and $0 and $10,000,000 outstanding with the Federal Reserve.

The maximum amount of borrowings outstanding at any month end during the years ended December 31, 2009 and 2008 were $262,958,000 and $260,904,000, respectively.

On December 14, 2006, First National Community Statutory Trust I (the “Trust”), a trust formed under Delaware law, that is a subsidiary of the Company, issued $10,000,000 of trust preferred securities (the “Trust Securities”) at a variable interest rate of 7.02%, with a scheduled maturity of  December 15, 2036.  The Company owns all of the common stock of the Trust.  The proceeds from the issue were invested in $10,310,000, 7.02% Junior Subordinated Debentures (the “Debenture”) issued by the Company.  The interest rate on the Trust Securities and the Debentures will reset quarterly at a spread of 1.67% above the current 3-month Libor rate.  The average interest rate paid on the debenture was 2.69% in 2009 and 4.97% in 2008.  The Debentures, which mature December 15, 2036, are unsecured and rank subordinate and junior in right to all indebtedness, liabilities and obligations of the Company.  Debentures represent the sole assets of the Trust.  Interest on the Trust Securities is deferrable until a period of twenty consecutive quarters has elapsed. The Company has the option, subject to required regulatory approval of the Federal Reserve, to prepay the trust securities beginning December 15, 2011.  The Company has, under the terms of the Debenture and the related Indenture, as well as, the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust’s obligations under the Debenture.

At December 31, 2009 and 2008, accrued and unpaid interest associated with these Debentures amounting to $9,365 and $17,850 has been provided for in the accompanying consolidated financial statements.

The Company has applied FIN 46 and FIN 46(R) to its investment in the Issuer Trust, and as such, it has reflected this investment on a deconsolidated basis.  As a result, the junior subordinated debentures issued by the Issuer Trust, totaling $10,310,000 has been reflected in Borrowed Funds in the consolidated balance sheets at December 31, 2009 and 2008 under the caption “Junior Subordinated Debentures”.  The Company records interest expense on the corresponding debentures in its consolidated statement of income.  The Company also records its common stock investment issued by First National Community Statutory Trust I in “Other Assets” in its consolidated balance sheets at December 31, 2009 and 2008.

On September 1, 2009, the company offered only to Accredited Investors up to $25,000,000 principal amount of unsecured Subordinated Notes Due 2019 at a fixed interest rate of 9% per annum (the “Notes”) in denominations of $100,000 and integral multiples of $100,000 in excess thereof.  The Notes mature on September 1, 2019.  For the first five years from issuance, the company will pay interest only on the Notes.  Commencing September 1, 2015, the company will pay interest and a portion of the principal calculated to return the entire principal amount of the Notes at maturity.  Payments of interest will be payable to registered holders of the Notes (the “Noteholders”) quarterly on the first of every third month beginning on December 1, 2009.  Payments of principal will be payable to the Noteholders annually beginning on September 1, 2015.  At December 31, 2009, the principal balance outstanding for these notes was $23,100,000.

10.  BENEFIT PLANS:

The bank has a defined contribution profit sharing plan which covers all eligible employees.  The bank's contribution to the plan is determined at management's discretion at the end of each year and funded.  Contributions to the plan in 2009, 2008 and 2007 amounted to $375,000, $750,000, and $720,000, respectively.
The bank has an unfunded non-qualified deferred compensation plan covering all eligible bank officers and directors as defined by the plan.  This plan permits eligible participants to elect to defer a portion of their compensation.  At December 31, 2009, elective deferred compensation amounting to $4,059,000 plus $3,493,000 in accrued interest has been included in other liabilities in the accompanying balance sheet.

11.  INCOME TAXES:

The provision/(credit) for income taxes included in the statement of income is comprised of the following components (in thousands):

	2009	2008	2007
Current	$(2,114)	$5,057	$5,359
Deferred	(7,993)	(453)	(393)
TOTAL	$(10,107)	$4,604	$4,966

The components of the net deferred tax asset, included in other assets, at December 31 are as follows (in thousands):

	2009	2008
Allowance for Credit Losses	$ 8,761	$ 3,202
Deferred Compensation	2,643	2,406
Unrealized Holding Losses on Securities Available-for-Sale	9,301	10,878
Stock Based Compensation	265	285
Other-Than-Temporary Impairment	2,170	0
ORE Valuation	152	0
Other	81	0
Gross Deferred Tax Asset	$23,373	$ 16,771

Deferred Loan Origination Fees	$ (150)	$ (132)
Deferred Intangible Assets	(547)	(384)
Depreciation	(251)	(246)
Gross Deferred Tax Liability	$ (948)	$ (762)
Net Deferred Tax Assets	$22,425	$ 16,009

The provision for Income Taxes differs from the amount of income tax determined applying the applicable U.S. Statutory Federal Income Tax Rate to pre-tax income from continuing operations as a result of the following differences (in thousands):

	2009	2008	2007
Provision at Statutory Tax Rates	$(7,278)	$6,890	$6,882
Add (Deduct):
Tax Effects of Non-Taxable Interest Income	(2,560)	(2,108)	(1,824)
Non-Deductible Interest Expense	228	264	301
Stock Options Exercised	(11)	(51)	(100)
Other Items Net	(486)	(391)	(293)
Provision/(Credit) for Income Taxes	$(10,107)	$4,604	$4,966

At December 31, 2009, the company has recognized $2,122,000 of refundable federal income taxes associated with its net operating loss incurred in 2009.

First National Community Bancorp, Inc. and its subsidiaries have adopted FASB ASC 740 effective January 1, 2007. The Company has identified its federal consolidated tax return as a “major” taxing jurisdiction as defined under ASC 740.  At December 31, 2009, the company has evaluated its tax filings with this major tax jurisdiction for the calendar years 2006 through 2009. These years remain open and can be subjected to an examination. Based on its evaluation, the Company believes that its income tax filing positions and deductions would be sustained under examination; and does not anticipate any adjustments would result in a material change in its financial position. Therefore, no allowances for uncertain income tax positions, including interest and penalties, were required to be recorded at December 31, 2009 pursuant to ASC 740.

12.  RELATED PARTY TRANSACTIONS:

At December 31, 2009 and 2008, certain officers and directors and/or their affiliates were indebted to the bank in the aggregate amounts of $87,456,000 and $86,770,000.  Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.  During 2009, $71,376,000 of new loans were made and repayments totaled $70,690,000.  Interest and fees collected on the loans amounted to $3,789,000 and $5,378,000 at December 31, 2009 and 2008.  The bank was also committed under standby letters of credit as described in Note 13.

Certain officers and directors and/or their affiliates purchased subordinated notes (“Notes”) from the company in a private placement offering.  The total purchased amounted to $11 million.  During 2009, the Company has paid and accrued $259,250 of interest.  No principal has been paid on the Notes in 2009 and principal payments do not begin until September 1, 2015.  The interest rate on the Notes is 9%.

Deposits from certain officers and directors and/or their affiliates held by the bank at December 31, 2009 and 2008 amounted to $122,133,000 and $123,347,000.  Interest paid on the deposits amounted to $951,000 and $2,531,000 at December 31, 2009 and 2008.

13.  COMMITMENTS:

(a) Leases:

At December 31, 2009, the company was obligated under certain noncancelable operating leases with initial or remaining terms of one year or more.  Minimum future obligations under noncancelable operating leases in effect at December 31, 2009 are as follows (in thousands):

	FACILITIES	EQUIPMENT
2010	$ 470	$126
2011	423	72
2012	234	38
2013	167	20
2014	50	2
2015 and thereafter	210	0
Total	$1,554	$258

Total rental expense under operating leases amounted to $614,000 in 2009, $608,000 in 2008, and $576,000 in 2007.

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

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

	2009	2008
Commitments to extend credit	$162,137	$189,232
Standby letters of credit	67,678	67,666

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

Outstanding commitments to extend credit and standby letters of credit issued to or on behalf of related parties amounted to $24,213,000 and $1,923,000 and $29,067,000 and $2,002,000 at December 31, 2009 and 2008, respectively.

(c)  Concentration of Credit Risk:

Cash Concentrations: The bank maintains cash balances at several correspondent banks.  The aggregate cash balances represent federal funds sold of $62,175 and $0; and due from bank accounts in excess of the limit covered by the Federal Deposit Insurance Corporation amounting to $0 and $7,000 as of December 31, 2009 and 2008, respectively.

Loan Concentrations:  At December 31, 2009, 17.2% of the bank’s commercial loan portfolio was concentrated in loans in the following two industries.  Substantially all of these loans are secured by first mortgages on commercial properties and/or collateral held.

	In thousands	%
Land Subdivision	$74,959	10.6%
Solid Waste Landfills	46,325	6.6

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

In accordance with current accounting guidance, all options are charged against income at their fair value.  Awards granted under the plans vest immediately and the entire expense of the award is recognized in the year of grant.  Upon expiration, the cost of the option is reversed and credited to income.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model average assumptions:

	Year Ended December 31,
	2009	2008	2007
Dividend yield	4.24%	-	2.59%
Expected life	10 years	-	10 years
Expected volatility	27.8%	-	26.5%
Risk-free interest rate	2.99%	-	4.50%

A summary of the status of the company’s stock option plans is presented below:

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	325,134	12.36	360,694	$11.93	349,838	$10.85
Granted	74,600	10.81	0	0	48,625	16.90
Exercised	(15,500)	5.97	(31,125)	6.31	(36,119)	7.61
Forfeited	(17,986)	15.21	(4,435)	19.55	(1,650)	23.13
Outstanding at the end of the year	366,248	12.18	325,134	$ 12.36	360,694	$ 11.93
Options exercisable at year end	366,248	12.18	325,134	$ 12.36	312,100	$ 11.16
Weighted average fair value of options granted during the year		$ 2.13		$ 0		$ 5.11
Stock-Based Compensation Expense		$158,898		$ 0		$248,571

Information pertaining to options outstanding at December 31, 2009 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$5.19-$23.13	366,248	5.4 years	$12.18	366,248	$12.18

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
Quantitative measures established by regulation to ensure capital adequacy require the company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, that the company meets all capital adequacy requirements to which it is subject.
As of December 31, 2009, the most recent notification from the Office of the Comptroller of the Currency categorized the bank as “Well Capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “Well Capitalized” the bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

(in thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets)
Corporation	$148,279	12.18%	>$97,390	>8.00%	>$121,738	>10.00%
Bank	$143,896	11.82%	>$97,363	>8.00%	>$121,704	>10.00%
Tier I Capital (to Risk Weighted Assets)
Corporation	$109,840	9.02%	>$48,695	>4.00%	>$73,043	>6.00%
Bank	$128,562	10.56%	>$48,682	>4.00%	>$73,022	>6.00%
Tier I Capital (to Average Assets)
Corporation	$109,840	7.77%	>$56,558	>4.00%	>$70,697	>5.00%
Bank	$128,562	9.09%	>$56,552	>4.00%	>$70,690	>5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets)
Corporation	$126,435	11.18%	>$90,466	>8.00%	>$113,082	>10.00%
Bank	$126,219	11.17%	>$90,439	>8.00%	>$113,049	>10.00%
Tier I Capital (to Risk Weighted Assets)
Corporation	$117,285	10.37%	>$45,233	>4.00%	>$67,849	>6.00%
Bank	$117,069	10.36%	>$45,220	>4.00%	>$67,829	>6.00%
Tier I Capital (to Average Assets)
Corporation	$117,285	8.99%	>$52,184	>4.00%	>$65,230	>5.00%
Bank	$117,069	8.95%	>$52,340	>4.00%	>$65,425	>5.00%

Banking regulations also limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency.  Retained earnings against which dividends may be paid without prior approval of the federal banking regulators amounted to $4,570,000 at December 31, 2009, subject to the minimum capital ratio requirements noted above.

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

The estimated fair values of the company's financial instruments (in thousands) are as follows:

	December 31, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
FINANCIAL ASSETS
Cash and short term investments	$ 86,364	$ 86,364	$ 18,171	$ 18,171
Securities	273,633	273,522	258,795	258,761
Gross Loans	949,826	955,369	964,928	1,002,111

FINANCIAL LIABILITIES
Deposits	$1,071,608	$1,076,700	$952,892	$957,367
Borrowed funds	217,467	220,434	245,197	247,924

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Commitments to extend credit and standby letters of credit	$0	$783	$0	$568

17.  FAIR VALUE MEASUREMENTS:

Fair values of assets and liabilities measured on a recurring basis at December 31, 2009 and 2008 are as follows (dollars in thousands):

Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets/ Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2009
Available-for-sale securities	$ 259,955	$ 249,136	$ 0	$ 10,819

December 31, 2008
Available-for-sale securities	$ 245,900	$ 228,248	$ 0	$ 17,652

Available-for-sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in thousands):

January 1, 2008	$ 0
Total gains or losses (realized/unrealized)
Included in earnings	0
Included in other comprehensive income	0
Purchases, issuance, and settlements	0
Transfers in and/or out of Level 3	17,652
December 31, 2008	17,652
Total gains or losses (realized/unrealized)
Included in earnings	(4,724)
Included in other comprehensive income	(2,109)
Purchases, issuance, and settlements	0
Transfers in and/or out of Level 3	0
December 31, 2009	$ 10,819

The amount of total gains or losses for the year ended December 31, 2008 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date
$ 0

The amount of total gains or losses for the year ended December 31, 2009 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date
$ 4,724

Gains and losses (realized and unrealized) included in earnings for the year are reported in other income as follows (dollars in thousands):

December 31, 2009
Total gains or losses included in earnings for the year	$4,724

Change in unrealized gains or losses relating to assets still held at year end	$ 0

December 31, 2008
Total gains or losses included in earnings for the year	$ 0

Change in unrealized gains or losses relating to assets still held at year end	$ 0

As of December 31, 2009, the company owned $30,173,000 collateralized debt obligation securities that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs).  The market for these securities at December 31, 2009 is not active and markets for similar securities are also not active.  The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels.  The new issue market is also inactive as no new TRUP CDOs have been issued since 2007.  There are currently very few market participants who are willing and or able to transact for these securities.

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

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:
•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2009
•
An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

•	Our TRUP CDOs are classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.

Our TRUP CDO valuations were prepared by Moody's Analytics, an independent third party.  Their approach to determining fair value involved these steps:
1.	The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels)
2.	The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks)
3.	The loss given default was assumed to be 95% (i.e. a 5% recovery)
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

As of December 31, 2009, an unrealized loss of $19,354,000 was recognized in accordance with FASB ASC 320 on TRUP CDOs utilizing the above mentioned methodology.

18.  CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY:

Condensed parent company only financial information is as follows (in thousands):

Condensed Balance Sheet December 31,	2009	2008
Assets:
Cash	$ 4,539	$ 188
Investment in Statutory Trust	341	335
Investment in Subsidiary (equity method)	119,858	110,127
Total Assets	$124,738	$110,650
Liabilities and Stockholders’ Equity:
Junior Subordinated Debentures	$ 10,310	$ 10,310
Subordinated Debentures	23,100	0
Other liabilities	195	18
Stockholders’ equity	91,133	100,322
Total Liabilities and Stockholders’ Equity	$124,738	$110,650

Condensed Statement of Income for the years ending December 31,	2009	2008	2007
Income:
Dividends from Subsidiary	$ 1,200	$ 4,100	$ 2,800
Equity in Undistributed Income of Subsidiary	(11,854)	11,386	12,476
Equity in Trust	8	16	23
Total Income	$(10,646)	$15,502	$15,299
Expenses	654	438	603
Net Income	$(11,300)	$15,064	$14,696

Condensed Statement of Cash Flows for the years ending December 31,	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$(11,300)	$15,064	$14,696
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	11,854	(11,386)	(12,476)
Equity in Trust	(5)	(2)	(23)
Increase/(decrease) in other liabilities	177	(19)	1
Net Cash Provided by Operating Activities	$ 726	$ 3,657	$ 2,198
Cash Flows from Investing Activities:
Investment in capital of subsidiary	$(18,480)	$ 0	$ 0
Investment in statutory trust	0	0	0
Net Cash Used in Investing Activities	$(18,480)	$ 0	$ 0
Cash Flows from Financing Activities:
Increase in borrowed funds	$ 23,100	$ 0	$ 0
Cash dividends	(2,738)	(7,294)	(6,614)
Proceeds from issuance of common stock net of stock issuance costs	1,743	3,477	4,073
Cash paid in lieu of fractional shares	0	0	(3)
Net Cash Used in Financing Activities	$ 22,105	$ (3,817)	$ (2,544)
Increase (decrease) in Cash	$ 4,351	$ (160)	$ (346)
Cash at Beginning of Year	188	348	694
Cash at End of Year	$ 4,539	$ 188	$ 348

Non-cash investing and financing activities:
In 1999, the company adopted a dividend reinvestment plan.  Shares of stock issued in 2009, 2008 and 2007 were 226,542 shares, 270,553 shares and 212,599 shares, respectively, in lieu of paying cash dividends of $1,650,000 in 2009, $3,281,000 in 2008 and $3,798,000 in 2007.

19.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

In thousands, except per share amounts:

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2009
Interest income	$16,850	$16,342	$15,813	$15,701
Interest expense	6,183	6,163	6,265	6,585
Net interest income	10,667	10,179	9,548	9,116
Provision for credit losses	2,460	7,250	11,050	11,190
Other income/(loss)	2,423	1,684	(641)	(1,435)
Other expenses	6,677	7,343	8,044	8,934
Provision/(credit) for income taxes	715	(514)	(4,003)	(6,305)
Net income/(loss)	$ 3,238	$(2,216)	$(6,184)	$(6,138)
Earnings/(loss) per share:
Basic	$0.20	$(0.14)	$(0.38)	$(0.38)
Diluted	$0.20	$(0.14)	$(0.38)	$(0.38)

	Quarter Ending
	March 31,	June 30,	September 30,	December 31,
2008
Interest income	$19,400	$18,087	$18,139	$17,825
Interest expense	9,561	8,305	8,005	7,371
Net interest income	9,839	9,782	10,134	10,454
Provision for credit losses	300	550	300	654
Other income	2,207	1,607	2,325	1,673
Other expenses	6,131	6,366	6,411	7,622
Provision for income taxes	1,424	964	1,421	795
Net income	$ 4,191	$ 3,509	$ 4,327	$ 3,056
Earnings per share:
Basic	$0.27	$0.22	$0.27	$0.19
Diluted	$0.26	$0.22	$0.27	$0.18

20. SUBSEQUENT EVENTS:

In accordance with current accounting guidance, subsequent events have been evaluated by management through the date the financial statements were filed.